SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ X] Preliminary Proxy Statement

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

ITRONICS INC.

(Name of Registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement), if other than Registrant

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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ITRONICS, INC.

6490 South McCarran Boulevard, Building C, Suite 23

Reno, Nevada 89509

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Itronics Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Annual Meeting") of Stockholders of Itronics Inc., a Texas corporation (the "Company") for its fiscal year 2004, will be held at 10:00 a.m. on October 27, 2005, at the Atlantis Casino Resort, Ballroom A, with an address of 3800 South Virginia Street, Reno, Nevada, 89502, for the following purposes:

        1. To elect a three member Board of Directors to serve until the next Annual Meeting of Stockholders of the Company and until their successors are duly elected and qualified;

        2. To ratify the appointment of Cacciamatta Accountancy Corporation as the Company’s Independent Registered Public Accounting Firm for the ensuing year;

        3 To consider and vote upon a proposal to increase the Company’s authorized shares of common stock from two hundred and fifty million (250,000,000) to one billion (1,000,000,000) shares of Common Stock; and

        4. To consider and transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

        In accordance with the provisions of the Company's By-laws, the Board of Directors has fixed the close of business on September 6, 2005 as the date for determining the stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof.

Dated: August 31, 2005

                                                                                                    By Order of the Board of Directors,

                                                                                                    Dr. John W. Whitney, President and Director

STOCKHOLDERS ARE URGED TO FILL IN, DATE, SIGN AND PROMPTLY RETURN THE

ENCLOSED PROXY IN THE ACCOMPANYING PREPAID ENVELOPE.

        It is desirable that as many stockholders as possible be represented, in person or by proxy, at the Annual Meeting. Consequently, whether or not you now expect to be present, please execute and return the enclosed proxy. You have the power to revoke your proxy at any time before it is voted, and the giving of a proxy will not affect your right to vote in person if you attend the Annual Meeting.

ITRONICS, INC.

6490 South McCarran Boulevard, Building C, Suite 23

Reno, Nevada 89509

PRELIMINARY PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

October 27, 2005

        This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Itronics Inc. (the "Company") for use at the Company's Annual Meeting of Stockholders for its fiscal year 2004 to be held on October 27, 2005, and at any adjournment thereof (the "Meeting"). Further, solicitation of proxies may be made personally, or by telephone or telegraph, by regularly employed officers and other employees of the Company, who will receive no additional compensation for such. The cost of soliciting proxies will be borne by the Company which may enlist the assistance, and reimburse the reasonable expenses, of banks and brokerage houses in the additional solicitation of proxies and proxy authorizations, particularly from their customers whose stock is not registered in the owner's name, but in the name of such banks or brokerage houses.

        Only Shareholders of record at the close of business on September 6, 2005 (the "Record Date") are entitled to vote at the Meeting. As of the Record Date, there were issued and outstanding One hundred ninety-six million nine hundred seven thousand six hundred twenty-eight [196,907,628] shares of the Company’s common stock (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote on all matters properly coming before the Meeting. All properly executed, unrevoked proxies on the enclosed form of proxy that are received in time will be voted in accordance with the Shareholder’s directions and, unless contrary directions are given, will be voted for the proposals (the "Proposals") described below. Anyone giving a proxy may revoke it at any time before it is exercised by giving the board of directors of the Company written notice of the revocation, by submitting a proxy bearing a later date or by attending the Meeting and voting in person.

        The presence in person or by properly executed proxy of holders representing a majority of the issued and outstanding shares of the Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Meeting. Votes cast by proxy or in person at the Meeting will be tabulated by the inspector of elections appointed for the Meeting, who will determine whether or not a quorum is present. Shares of Common Stock represented by proxies that are marked "abstain" will be included in the determination of the number of shares present and voting for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted as voted against a Proposal. Brokers holding shares of Common Stock for beneficial owners in "street name" must vote those shares according to specific instructions they receive from the owners. However, brokers have discretionary authority to vote on "routine" matters. Absent specific instructions from the beneficial owners in the case of "non-routine" matters, the brokers may not vote the shares. "Broker non-votes" result when brokers are precluded from exercising their discretion on certain types of proposals. Shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares entitled to vote at the Meeting on those matters as to which instructions to vote are not provided by the owner.

        The Board of Directors of the Company has adopted and approved each of the Proposals set forth herein and recommends that the Company’s Shareholders vote "FOR" each of the Proposals.

        Copies of each of the Annual Reports on Form 10-KSB of the Company for the fiscal year ended December 31, 2004 (the "2004 Fiscal Year") and the Form 10-QSB for the fiscal quarter ended June 30, 2005, including financial statements, which are incorporated by reference into this Proxy Statement and made a part hereof, are being mailed concurrently herewith to all stockholders of record at the close of business on September 6, 2005.

        This Proxy Statement, the accompanying Notice of Meeting and the form of proxy have been first sent to the Shareholders on or about ____________ __, 2005. The date of this Proxy Statement is August 31, 2005.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Information included in this Proxy Statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from our future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe the our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that these projections included in these forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Only stockholders of record at the close of business on September 6, 2005 are entitled to vote at the Annual Meeting. The total number of shares of common stock, par value $.001 per share (the "Common Stock"), of the Company, issued, outstanding and entitled to be voted on the record date was [196,907,628] shares. Each such share of Common Stock is entitled to one vote upon all matters to be acted upon at the Annual Meeting. There are no cumulative voting rights. The holders of a majority of the outstanding votes (i.e., 98,453,815 votes) shall constitute a quorum. A quorum is necessary to hold a valid meeting. In accordance with the Company's Articles of Incorporation and By-laws, and applicable law, approval of Proposal 1 and Proposal 2 will require a favorable vote by a majority of the shares of common stock issued and outstanding and Proposal 3 will require a favorable vote by a two thirds majority of the shares of common stock issued and outstanding.

        Abstentions will be counted as votes not cast, which will have the same effect as a negative vote on the matter. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

        The following table sets forth certain data with respect to those persons known to us, as of August 24, 2005, to be the beneficial owners of more than 5% of the outstanding shares of our common stock as well as certain information, with respect to director and executive officer ownership of our common stock:

	Amount and Nature of Beneficial Ownership
		Common Shares		Percent
Name and		Which May Be		of
Address of	Common Shares	Acquired Within		Class
Beneficial Owner	Presently Held	60 days(1)	Total	(2)
Dr. John W. Whitney
P.O. Box 10725
Reno, NV 89510 (2)(3)(4)	27,581,830	8,050,000	35,631,830	17.4%
Paul H. Durckel
1655 Highway 395
Minden, NV 89423 (2)	577,168	138,400	715,568	*
Howland S. Green
P.O. Box 10725
Reno, NV 89510 (2)	1,252,500		1,252,500	*
Duane H. Rasmussen
P.O. Box 10725
Reno, NV 89510 (3)	1,683,995	5,494,681	7,178,676	3.6%
All directors and
Executive officers as
a group (5 persons)	31,747,812	13,683,081	45,430,893	21.6%

*Less than 1%

(1) Dr. Whitney’s options include compensatory options of 1,000,000 shares at $0.25 per share, 3,000,000 shares at $0.30 per share, 250,000 shares at $0.20 per share, and 550,000 shares at $0.15 per share. Dr. Whitney exercised non-compensatory three year warrants for 1,200,000 restricted common shares in August 2005 at $0.075 per share by converting $90,000 in short term loans. He received these warrants by previously converting $120,000 in short term loans into the then existing private placement under the same terms and conditions as other investors. In 2003 Dr. Whitney converted $260,000 of unpaid salary into the then existing private placement at $0.08 per share for a total of 3,250,000 shares plus an equal number of three year warrants. These shares are included in the Common Shares Which May Be Acquired Within 60 days column of the above table. These shares have not yet been issued, pending accumulation of sufficient cash to pay required withheld payroll taxes.

Mr. Durckel has three year warrants to acquire 138,400 shares of our common stock related to his cash investment in the 2002 and 2003 Equity Private Placements, which are convertible at $0.08, $0.16, and $0.24 per share for the first through third years of the option period.

In April 2005 Mr. Green was granted a compensatory option to acquire 1,000,000 of the Company’s restricted common shares at $0.10 per share. The first 500,000 shares of the option will become exercisable when the Federal EPA accepts the registration application for the GOLD’n GRO Guardian and the second 500,000 shares of the option will become exercisable when the Federal EPA issues the registration for the GOLD’n GRO Guardian. The entire option is exercisable for two years after the EPA registration is received. This option is not included in the above table as it is not exercisable within 60 days.

In 2003 Mr. Rasmussen converted $170,000 of unpaid salary into our common stock at $0.08 per share for a total of 2,125,000 shares plus an equal number of three year warrants. This transaction was under the same terms and conditions as for other investors in the then current private placement, consequently, the warrants are treated as non-compensatory. These shares have not yet been issued, pending accumulation of sufficient cash to pay required withheld payroll taxes. The warrant included in this transaction grants Mr. Rasmussen the right to acquire 2,125,000 shares at $0.08, $0.16, and $0.24 per share for the first through third years of the option period. Mr. Rasmussen also was granted a compensatory option to acquire 425,000 shares of our common stock at $0.15 per share. This option is exercisable at any time until one year after Mr. Rasmussen leaves our employment. Unpaid salary due Mr. Rasmussen in the amount of $24,000 is to be paid with an aggregate of 318,978 shares of common stock. These shares were earned as part of the employee savings plan during the period July 1, 2004 through June 30, 2005 and will be issued when sufficient cash is available to pay the required payroll tax withholding. The number of shares are calculated each month for all employees participating in the plan by using the weighted average of the closing bid prices for the respective month. Interest earned by Mr. Rasmussen on his unpaid salary during the period July 1, 2004 through June 30, 2005 amounted to $37,430 and will be paid with 500,703 restricted common shares. The shares remain unissued due to income tax considerations. The combined total of unissued shares due to Mr. Rasmussen is 2,944,681 common shares. These shares are included in the Common Shares Which May Be Acquired Within 60 days column of the above table.

(2) Director

(3) Officer

(4) Includes 72,768 shares owned by Maureen E. Whitney, Dr. Whitney's wife.

PROPOSAL 1

APPROVAL OF NOMINEES TO THE BOARD OF DIRECTORS

General

        A board of three directors is to be elected at the Meeting to hold office until the next annual meeting or until their respective successors are elected. Unless individual Shareholders specify otherwise, each returned proxy will be voted for the election of the three nominees who are listed herein. The following schedule sets forth certain information concerning the nominees for election as directors.

        The individuals named in the enclosed form of proxy will vote, if so authorized, FOR the persons named below as directors of the Company, each of whom has served as a director of the Company for the periods so indicated. Each such person is to be elected to hold office until the next succeeding Annual Meeting of Stockholders and until his successor is duly elected and qualified. Management of the Company is not aware of any reason why any of the nominees will not be able to serve. If a nominee should subsequently become unavailable for election, the persons voting the accompanying proxy may, in their sole discretion, vote FOR such substitute nominee the present Board of Directors may recommend.

	Age
Name		Position	Position Held Since
Dr. John W. Whitney	58	President/Treasurer	May 1988
		Director
Paul H. Durckel	87	Director	September 1995
Howland S. Green	51	Northeast Manager	April 2005
		of GOLD’n GRO sales
		Director
Gregory S. Skinner	50	Secretary	December 1990
Duane H. Rasmussen	74	Vice President;	November 1997
		Vice President and	May 1994
		General Manager-IMI

        For directors, the term of office is until the next annual meeting of shareholders. For officers, the term of office is until the next annual meeting of the Board of Directors, presently scheduled to be held immediately following the annual meeting of the shareholders.

John W. Whitney:

        In addition to being our President and a Director from 1988 to present, Dr. Whitney is the President and a Director of each of the operating subsidiaries, Itronics Metallurgical, Inc. and Whitney & Whitney, Inc. Dr. Whitney also serves as the General Manager of American Hydromet, a joint venture.

        He received his Ph.D. in Mineral Economics from Pennsylvania State University in 1976, his M.S. in Mineralogy from the University of Nebraska in 1971, and his B.S. in Geology from the University of Nebraska in 1970. Dr. Whitney has served as President of Whitney & Whitney, Inc. since its formation in 1977.

        Prior to his serving as W&W full-time president, Dr. Whitney worked as a consultant for the Office of Technology Assessment, U.S. Congress, doing analysis of various Alaskan mineral issues (1977-1978), a consultant for various government agencies, including the office of Mineral Policy Analysis in the U.S. Department of Interior, and the Washington office of the U.S. Bureau of Mines, consulting firms, law firms and mining companies on a variety of mineral planning issues (1976-1977), as a consultant for BKW Associates, Inc. evaluating mining investment opportunities in Mexico and the Philippines (1973-1975), and as a geologist-mineralogist for Humble Oil & Refining Company and GeoTerrex Ltd. (1971-1972).

        Dr. Whitney is an internationally recognized consultant in the field of Metal and Material Resource Economics. Dr. Whitney has presented seminars for various clients on Mining Economics, and has taught a three-credit graduate course on International Metal Economics for the University of Arizona's College of Mines. Dr. Whitney is an Honorary Faculty Member of the Academy for Metals and Materials under the seal of the American Society for Metals. Dr. Whitney has made numerous presentations and written a number of publications on various technical subjects within his broad area of expertise. Dr. Whitney is coinventor of the American Hydromet process technology and holds four patents. Dr Whitney was selected as Nevada’s Inventor of the Year for 2000 and became a member of the Inventor’s Hall of Fame at the University of Nevada, Reno.

Paul H. Durckel:

        Mr. Durckel has served as a Director of our company since September 1995. He received a pre-legal degree from Stanford University in 1940. He has served various companies involved in fertilizer manufacturing and sales for approximately 30 years. He is presently an Independent Real Estate Salesman for Verus Realty. He served Myers Realty, Inc. in varying capacities, including Broker-Salesman, Consultant, Manager, Vice President of Operations, and Director, from 1987 to 2001. His experience in the fertilizer industry includes Vice President and General Manager and Vice President- Operations for American Plant Food Corp., Executive Assistant to the Chairman for Best Fertilizers Co., Vice President and General Manager for Best Fertilizer of Texas, and Vice President and General Manager for Farm Services Co.

Howland S. Green

        Mr. Green was appointed as our director and as the Northeast Manager of GOLD’n GRO Sales in April 2005. He received a B.Sc. degree in plant science and landscape architecture from the University of Rhode Island in 1981. He is the founder, owner and President of Holly Ridge Nursery in Kingston, Rhode Island, and is the concept creator and a founder of the North American Deer Management Network. He has served as consultant to "Ask This Old House". Mr. Green researched and developed the Mirrepel and subsequently co-developed the GOLD’n GRO Guardian systemic deer and rabbit repellent. As owner and manager of a landscape construction company and a wholesale nursery for almost thirty years, he has gained extensive knowledge of the landscape construction and maintenance and wholesale and retail nursery markets.

Gregory S. Skinner, Esq.

        Mr. Skinner has served as our secretary and general counsel since December 1990. He obtained his B.A. degree in Economics from the University of California at Berkeley in 1976. He obtained his J.D. degree from Hastings College of the Law, University of California at San Francisco in 1979. He is licensed to practice law in the states of California and Nevada. He retired from the practice of law on January 1, 2003 and is "of counsel" to the law office of Watson & Rounds, a Professional Corporation (WR). Prior to December 31, 2002 he was a shareholder in Skinner, Watson & Rounds, which had offices located in Reno, Las Vegas, and Incline Village, Nevada. Prior to becoming Secretary of Itronics Inc., Mr. Skinner has provided legal services and advice to Whitney & Whitney, Inc. since 1980.

Duane H. Rasmussen:

        Mr. Rasmussen has served as Vice President and General Manager of IMI since May 1994. He became our Vice President in November 1997. He initially joined us in 1991 as Assistant Manager and Business Consultant for W&W. He received his B.S. degree in Chemical Engineering from the University of Wisconsin in 1953 and his M.B.A. in Industrial Management in 1955 from the same University. He served as President of Screen Printing Systems, Inc. from 1987 to 1990 and from 1995 to October 1998. Other business experience includes approximately 20 years with Jacobs Engineering Group, Inc. in varying capacities, including Project Manager, Regional Sales Manager, Regional Vice President, and Group Vice President.

        Except as set forth herein, no officer or director of the Company has, during the last five years: (i) been convicted in or is currently subject to a pending a criminal proceeding; (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any Federal or state securities or banking laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) has any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy of for the two years prior thereto.

Meetings of the Board of Directors

        The Company's Board of Directors held four meetings during the Fiscal Year 2004, and acted no times by written consent. No director failed to attend the meeting.

Compensation of the Board of Directors

        Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of the Board of Directors. In addition, each director of the Company is eligible to receive 2,500 shares of our common stock each quarter.

Director Attendance at Annual Meeting

        The Company encourages all Directors to attend the annual meeting, however, because many of our Directors have a multitude of responsibilities, we do not require attendance.

Audit Committee

        At present we do not have an audit committee and consequently the entire Board serves as the audit committee. The Board presently consists of three members, one of whom is independent. We have interviewed several qualified individuals for the position of Audit Committee Financial Expert on the Board of Directors. All have declined to serve, with the primary reason being personal liability issues, especially the perceived view that being the "financial expert" increases the individual’s personal exposure over that of being a regular Board member.

Code Of Ethics

        The Board of Directors has adopted a Code of Business Conduct and Ethics (Code) that is applicable to our directors, principal executive and financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of the Code is included as Exhibit 14 to the Form 10-KSB for the fiscal year ended December 31, 2004 and included herewith. A copy of the Code may be obtained by anyone, without charge, by requesting a copy either by telephoning (775) 689-7696 and asking for investor relations or by e-mailing us at www.itronics.com. If requesting by e-mail, please indicate a preference of a reply by e-mail or by physical mail.

EXECUTIVE COMPENSATION

        The following tables set forth certain information regarding our President and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal year ending December 31, 2004, 2003 and 2002 exceeded $100,000:

				Long Term
				Compensation
Name and				Securities
Principal	Calendar	Annual Compensation		Underlying
Position	Year	Salary	Bonus	Options (#)
Dr. John W. Whitney:	2004	$126,150	$-0-	550,000
President, Treasurer	2003	$126,375	$-0-	-0-
and Director (1) (2)	2002	$127,350	$-0-	3,250,000
Duane H. Rasmussen	2004	$132,000	$-0-	425,000
Vice President, VP	2003	$132,000	$-0-	-0-
and General Manager	2002	$132,000	$-0-	-0-
IMI (3)

(1) The 2004, 2003 and 2002 salary amounts include $125,000, for each year, respectively, that were not paid currently. In 2003 Dr. Whitney converted $260,000 of these amounts into the then existing private placement at $0.08 per share for a total of 3,250,000 shares plus an equal number of three year warrants. This transaction is under the same terms and conditions as for other investors in the current private placement, consequently, the warrants are treated as non-compensatory. These shares have not yet been issued, pending accumulation of sufficient cash to pay required withheld payroll taxes.

Effective January 1, 1999, Dr. Whitney was granted an option for 1,000,000 shares of our common stock at $0.25 per share, effective July 1, 2002 he was granted an option for 3,000,000 shares of our common stock at $0.30 per share, and effective May 7, 2004 he was granted an option for 550,000 shares of our common stock at $0.15 per share. These options are exercisable at any time until one year after Dr. Whitney leaves our employment. Effective October 2, 2002 Dr. Whitney was granted a five year option for 250,000 shares of our common stock at $0.20 per share.

(2) The salary amounts listed above include $1,150, $1,375, and $2,350 for 2004, 2003, and 2002, respectively, that represent compensation paid in common stock for service as a director of our company. The compensation plan for all directors was 2,500 shares per quarter for 2004 and previous years.

(3) The 2004, 2003, and 2002 salary amounts include $55,000, $77,000, and $132,000, respectively, that were not paid currently. In 2003 Mr. Rasmussen converted $170,000 of these amounts into the then existing private placement at $0.08 per share for a total of 2,125,000 shares plus an equal number of three year warrants. This transaction is under the same terms and conditions as for other investors in the current private placement, consequently, the warrants are treated as non-compensatory. These shares have not yet been issued, pending accumulation of sufficient cash to pay required withheld payroll taxes.

Effective May 7, 2004 Mr. Rasmussen was granted a compensatory option for 425,000 shares of our common stock at $0.15 per share. This option is exercisable at any time until one year after Mr. Rasmussen leaves our employment.

Option/SAR Grants in Last Fiscal Year

	Number of	% of Total
	Securities	Options to
	Underlying	Employees	Exercise
	Options	in Fiscal	or Base	Expiration
Name	Granted (1)	Year	Price	Date
Dr. John W. Whitney	550,000	33%	$0.15	One year after employment ends
Duane H. Rasmussen	425,000	25%	$0.15	One year after employment ends

(1) In addition to the above, Dr Whitney acquired a total of 1,200,000 non-compensatory three year warrants by converting $120,000 of short term loans into the then existing private placement. All transactions were under the same terms and conditions as for other investors in current private placements and consequently the warrants are treated as non-compensatory.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option

Values

Options Exercised:

	Shares Acquired on
Name	Exercise (#)	Value Realized
Dr. John W. Whitney
Non-compensatory (1)	4,750,461	$ -0-

(1) Dr. Whitney exercised non-compensatory warrants for 4,750,461 shares by paying cash of $185,008 and converting short term debt totaling $195,029. Since the warrants were non-compensatory, no realized value is listed above.

Options Unexercised:

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at 12/31/04		At 12/31/04
Name	Exercisable	Unexerciseable	Exercisable	Unexerciseable
Dr. John W. Whitney
Compensatory	4,800,000	-0-	$ -0- (1)	$ -0-
Non-compensatory	1,200,000	-0-	$ -0- (1)	$ -0-
Duane H. Rasmussen
Compensatory	425,000	-0-	$ -0- (2)	$ -0-
Non-compensatory	2,125,000	-0-	$ -0- (2)	$ -0-

(1) If value realized was based on the average of the closing bid and ask prices on December 31, 2004, the value realized would have been $-0- for the compensatory options and $-0- for the non-compensatory warrants. The securities under option, our common stock, are restricted and thus are not tradable within one year of exercise. In addition, as an officer and a greater than 10% shareholder of our company, Dr. Whitney is further restricted by SEC regulations as to the sale of our securities. The actual value realized, if and when the securities are sold, may be more or less than the value listed above. Consequently, the value of the unexercised options is reported at $-0-.

(2) If value realized was based on the average of the closing bid and ask prices on December 31, 2004, the value realized would have been $-0- for the compensatory and non-compensatory warrants. The securities under option, our common stock, are restricted and thus are not tradable within one year of exercise. In addition, as an officer of our company, Mr. Rasmussen is further restricted by SEC regulations as to the sale of our securities. The actual value realized, if and when the securities are sold, may be more or less than the value listed above. Consequently, the value of the unexercised options is reported at $-0-.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-
Equity compensation plans not approved by security holders	5,996,626	$0.25	989,000
Total	5,996,626	$0.25	989,000

LEGAL PROCEEDINGS

        The Company is not engaged in, nor is it aware of any pending or threatened, litigation in which any of its directors or executive officers is a party.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        After approval from our Board of Directors, in March 1999 our subsidiary, Whitney & Whitney, Inc. (WWI), agreed to provide technical services to Golden Phoenix Minerals, Inc. (GPXM), a junior mine exploration and development company whose common shares trade on the OTC Bulletin Board. Services were billed monthly and WWI received a combination of GPXM common stock and cash. Separately, Dr. Whitney personally agreed to acquire up to 10,000,000 common shares of GPXM at $0.10 per share, making him beneficial owner of more than ten percent of GPXM. Any unexercised options under this arrangement can be assigned to WWI. Dr. Whitney is a principal in a group that controls the mining claims underlying one of GPXM's principal exploration and development properties. At December 31, 2004, WWI owned 123,198 GPXM shares. At December 31, 2003, WWI owned 736,442 GPXM shares. The initial Rule 144 one year period for resale began in April 2000, and continues monthly thereafter. Total revenue from GPXM for 2004 and 2003 was $224,039 and $146,893, respectively. A total of $101,281 and $13,707 is included in accounts receivable at December 31, 2004 and 2003, respectively. At December 31, 2004, the average bid/asked price for GPXM common was $0.213, resulting in a value of shares held on that date of $26,180. Included in the GPXM shares held at December 31, 2003 and 2002 are 300,000 and 1,050,000 shares of common stock, respectively, that were acquired by WWI purchasing $0.10 options from Dr.

Whitney and subsequently exercising the options by offsetting accounts receivable due it from GPXM. The purchase price of the options was $109,275, which was determined at 85% of fair market value of the then current trading price of GPXM, less the $0.10 option price. This valuation method is under the same terms that WWI uses to accept GPXM shares of common stock for its monthly services. Dr. Whitney accepted shares of our common stock in our 2002 private placement as payment for the options, which amounted to 1,365,938 shares plus an equal number of warrants with conversion prices ranging from $0.08 to $0.24 per share. The total cost to WWI of these GPXM shares was $214,275 and the market value at December 31, 2002 was $241,500. The 300,000 shares held at December 31, 2003 were valued at $135,750 and had a cost of $70,650.

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company is not presently subject to the requirements of Section 16(a) of the Securities Act.

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Shareholder Vote Required

Approval of the proposal to elect the director nominees will require the favorable vote by persons holding a majority of the shares of common stock issued and outstanding at the Meeting. The Board of Directors recommends that the Shareholders vote "FOR" this Proposal 1 to elect the nominees to the Board of Directors.

PROPOSAL 2. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

General

        The Board of Directors has appointed Cacciamatta Accountancy Corporation as independent auditors to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2005. Cacciamatta Accountancy Corporation was engaged as the Company’s independent auditors on November 7, 2003.

Audit Fees

        The aggregate fees billed by Cacciamatta Accountancy Corporation for the audit of our annual financial statements for the fiscal year ended December 31, 2004 and the reviews of the financial statements included in our Forms 10-QSB for the fiscal year ended December 31, 2004 were $61,534. The aggregate fees billed by Cacciamatta Accountancy Corporation for the audit of our annual financial statements for the fiscal year ended December 31, 2003 and the review of the financial information included in our Forms 10-QSB for the quarter ended September 30, 2003 were $49,060.

Audit Related Fees

        $600 and $-0- in fees were billed by Cacciamatta Accountancy Corporation for the fiscal years ended December 31, 2004 or December 31, 2003, respectively, for services related to the audit or review of our financial statements that are not included under the caption "Audit Fees".

Tax Fees

        No fees were billed by Cacciamatta Accountancy Corporation for tax compliance, tax advice and tax planning in the fiscal year ended December 31, 2004 and December 31, 2003.

Financial Information Systems Design and Implementation Fees and All Other Fees

        No fees were billed by Cacciamatta Accountancy Corporation for the fiscal years ended December 31, 2004 or December 31, 2003 for designing, operating, supervising or implementing any of our financial information systems or any hardware or software systems for our financial information. No fees were billed by Cacciamatta Accountancy Corporation for any other services rendered by them during the fiscal years ended December 31, 2004 and 31, 2003.

        The board of directors, acting as the audit committee of the Company, has adopted policies and procedures for pre-approving all non-audit work performed by the auditors. Specifically, the board of directors must pre-approve the use of the auditors for all such services. The board of directors has pre-approved all non-audit work since that time and in making its determination has considered whether the provision of such services was compatible with the independence of the auditors.

        Our board of directors believes that the provision by Cacciamatta Accountancy Corporation of services in addition to audit services in fiscal 2004 and 2003 were compatible with maintaining their independence.

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Shareholder Vote Required

Approval of the proposal to ratify the appointment of Cacciamatta Accountancy Corporation as our independent auditors will require the favorable vote by persons holding a majority of the shares of common stock issued and outstanding at the Meeting. The Board of Directors recommends that the Shareholders vote "FOR" this Proposal 2 to ratify the appointment of Cacciamatta Accountancy Corporation.

PROPOSAL 3

RATIFICATION OF THE AMENDMENT TO THE COMPANY'S ARTICLES OF   INCORPORATION INCREASING THE AUTHORIZED SHARES OF COMMON STOCK FROM TWO HUNDRED AND FIFTY MILLION TO ONE BILLION SUCH SHARES

        In order to cover future contingencies, including future financings, business acquisitions, and technology acquisitions, and to provide for its obligations under the Securities Purchase Agreement as described below, the Company will be required to authorize and issue a greater numbers of shares of Common Stock than is presently available therefor. Consequently, the Board of Directors has determined to increase the Company's authorized share capital to one billion (1,000,000,000) shares of Common Stock. The Company has no current intention or commitment to issue an amount of shares in excess of the two hundred and fifty million (250,000,000) currently authorized other than under the terms of the Securities Purchase Agreement.

        The Board has unanimously approved and unanimously recommends that the Stockholders ratify the authorization of an increase in the Company's authorized share capital to 1,000,000,000 shares of Common Stock.

The Authorization

        The Company intends to seek stockholder approval for the authorization of an additional seven hundred and fifty million (750,000,000) shares of Common Stock, 0.001 par value per share and the amendment to its Articles of Incorporation required thereby. The amendment, attached hereto as Appendix A, will be filed with the Secretary of State of the State of Texas as soon as practicable following the date of the Meeting, assuming the requisite approval therefor is obtained.

Reason for the authorization; the Securities Purchase Agreement

        To obtain funding for Itronics’ ongoing operations, it entered into a Securities Purchase Agreement with four accredited investors on July 15, 2005 for the sale of (i) $3,250,000 in secured convertible notes and (ii) warrants to buy 3,000,000 shares of our common stock. On July 20, 2005, Itronics filed a Form 8-K with the Securities and Exchange Commission in connection with the Securities Purchase Agreement. On August 26, 2005, Itronics filed a registration statement on Form SB-2 with the Securities and Exchange Commission to register certain shares issuable pursuant to the Securities Purchase Agreement.

        The investors are obligated to provide us with the funds (gross proceeds) as follows:

$250,000 was disbursed on July 15, 2005;

$1,000,000 was disbursed on August 1, 2005, upon receipt by the investors of a certificate representing the pledged shares of Dr. John W. Whitney, our President, as security for repayment of the secured convertible notes in the aggregate amount of 14,550,558 shares pursuant to the Guaranty and Pledge Agreement dated as of July 15, 2005;

$1,000,000 will be disbursed within five days of the filing of the registration statement; and

$1,000,000 will be disbursed within five days of the effectiveness of the registration statement.

        The secured convertible notes bear interest at 8%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at the lower of (i) $0.10 or (ii) 55% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. Accordingly, there is in fact no limit on the number of shares into which the notes may be converted. As of August 22, 2005, the average of the three lowest intraday trading prices for our common stock during the preceding 20 trading days as reported on the Over-The-Counter Bulletin Board was $.06 and, therefore, the conversion price for the secured convertible notes was $.033. Based on this conversion price, the $3,250,000 secured convertible notes, excluding interest, were convertible into 98,484,848 shares of our common stock.

        AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Partners II, LLC have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

        Confin International Investments (the "Selling Agent") acted as selling agent in connection with the offering. We will issue will issue up to a total of 3,000,000 warrants to the Selling Agent and the Selling Agent will receive gross fees of $260,000, representing 8% of the total gross proceeds received by us, as consideration for services performed in connection with the issuance of the secured convertible notes and warrants to the investors pursuant to the July 2005 Securities Purchase Agreement.

        We are obligated by the terms of the Securities Purchase Agreement to exercise our best efforts to effectuate a reverse split or increase the number of our authorized shares of common stock. However, irrespective of any commitment on our part whether under the Securities Purchase Agreement or otherwise, we do believe that we presently do not have an adequate amount of shares of common stock authorized to meet our obligations to the investors as well as to maintain a sufficient number of authorized but unissued shares issuable with commitments and contingencies, including future financings, business acquisitions, and technology acquisitions, and that we may incur but are presently unaware of.

        If We Fail to Obtain Stockholder Approval to Increase our Authorized Shares of Common Stock, We May be Subject to Various Penalties and Will be in Default of the Securities Purchase Agreement.

        In the event that we are unable to obtain an increase in our authorized common stock, we will be required to pay penalties to the investors of the July 2005 Securities Purchase Agreement and will be in default of the agreement. If we are in default, we will be required to repay the secured convertible notes. If we are required to repay the secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

DESCRIPTION OF SECURITIES

        The following is a description of all material terms and features of our securities, but does not purport to be complete and is subject in all respects to applicable Texas law and to the provisions of our Articles of Incorporation and bylaws.

Preferred Stock

        We are authorized to issue up to 999,500 shares of preferred stock, par value $.001. As of the date of this proxy statement, there were no shares of preferred stock issued.

Common Stock

        We are authorized to issue up to 250,000,000 shares of common stock, par value $.001. As of the date of this proxy statement, there were 196,907,628 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of Itronics’ stockholders. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the payment of preferential dividends with respect to any shares of preferred stock that may be outstanding from time to time. In the event of the dissolution, liquidation or winding up of Itronics, the holders of common stock are entitled to share ratably in all assets remaining after payment of all of our liabilities, subject to the prior distribution rights of the holders of any preferred stock that may be outstanding at that time. All outstanding shares of common stock are duly authorized fully paid and non-assessable.

        Holders of common stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if we were to issue additional shares of common stock current shareholders would have no right to purchase additional shares and, as a result, their percentage equity interest in Itronics would be reduced.

        The holders of common stock do not have cumulative voting rights. Accordingly, all directors will be elected by the affirmative vote of the holders of a majority of our outstanding common stock. The Board is empowered to fill any vacancies on the Board created by the resignation, death or removal of directors.

Notes and warrants issued under the Securities Purchase Agreement

        In connection with the closing of the Securities Purchase Agreement, the investors therein (the "Investors") received three year convertible notes (the "Notes") bearing simple interest at 8% per annum. The Notes are convertible into common stock at a price equal to the lesser of (i) $0.10 or (ii) 55% of the average of the lowest 3 trading prices during the 20 trading day period ending one trading day before the conversion date.

        The Investors also received five year warrants to purchase a total of 1,153,846 shares of our common stock at a purchase price of $0.15 per share. The Investors will receive warrants to acquire an additional 923,077 shares of our common stock at $0.15 per share at each of the remaining two additional closings of the financing.

        If Itronics issues shares of common stock below the market price, the exercise price of the warrants will be reduced accordingly. The market price is determined by averaging the last reported sale prices for Itronics’ shares of common stock for the five trading days immediately preceding such issuance as set forth on Itronics’ principal trading market. The exercise price shall be determined by multiplying the exercise price in effect immediately prior to the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the offering plus the quotient of the amount of consideration received by us in connection with the issuance divided by the market price in effect immediately prior to the issuance. The denominator of such issuance shall be equal to the number of shares outstanding after the dilutive issuance.

        The conversion price of the secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if Itronics pays a stock dividend, subdivides or combines outstanding shares of common stock into a greater or lesser number of shares, or takes such other actions as would otherwise result in dilution of the note holder’s position.

        The Investors have agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of Itronics’ common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of Itronics’ common stock.

Transfer Agent

        The Company's transfer agent is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.

Financial and Other Information

Financial Statements

        See the Form 10-KSB and Form 10-QSB attached hereto.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing in the Form 10-KSB and Form 10-QSB attached hereto. Certain matters discussed herein contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, projected sales levels, expense reductions, reduced interest expense, and increased inventory turnover, one or more of which may not be realized. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

discuss our future expectations;

contain projections of our future results of operations or of our financial condition; and

             state other "forward-looking" information.

        We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements.

General Overview

        We are the inventor and developer of the "Beneficial Use Photochemical, Silver, and Water Recycling" technology that produces environmentally beneficial GOLD'n GRO fertilizers, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars.

        Headquartered in Reno, Nevada, we are one of Nevada's leading process technology companies and a world leader in photochemical recycling. We also provide project planning and technical services to the mining industry. We, through our subsidiary, Itronics Metallurgical, Inc., are the only company in the world with the integrated technology to extract more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and to use this "Beneficial Use Photochemical, Silver, and Water Recycling" technology to produce environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the trademark GOLD'n GRO, animal repellent/fertilizer products to be sold under the trademark GOLD'n GRO Guardian, and 5 troy ounce 0.999, pure, Silver Nevada Miner numismatic bars.

Critical Accounting Policies and Estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires that management make a number of assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated financial statements and accompanying notes. Management bases its estimates on historical information and assumptions believed to be reasonable. Although these estimates are based on management’s best knowledge of current events and circumstances that may impact the Company in the future, actual results may differ from these estimates.

        Our critical accounting policies are those that affect our financial statements materially and involve a significant level of judgment by management.

Revenue Recognition and Accounts Receivable:

        Sales are recognized when the transfer of ownership occurs, upon shipment to the customer.  Accounts receivable is recorded net of an allowance for doubtful accounts.  Currently, the allowance for doubtful accounts is a nominal amount as the collectibility of accounts receivable is reasonably assured.   We have had nominal products returns to date, thus no allowance for product returns has been established. Revenues from services are recorded when the services are provided. When the mining technical services segment of the Company is responsible for the procurement of materials and equipment, property, or subcontracts in its consulting business, it includes such amounts in both revenues and cost of sales.

Inventory:

        Inventory is determined utilizing the lower of cost or market value determined on the average cost valuation method and consists primarily of unprocessed silver bearing photochemicals, fertilizer raw materials and saleable fertilizer. Cost of the silver in solution inventory is the lesser of the actual cost, or 80% of the fair market value of the silver content of the photochemicals as determined by laboratory assays.

Recent Accounting Pronouncements

        On December 16, 2004 the FASB issued SFAS No. 123R, "Share-Based Payment," which is an amendment to SFAS No. 123, "Accounting for Stock-Based Compensation." This new standard eliminates the ability to account for share-based compensation transactions using Accounting Principles Board, or APB, Opinion No. 25, "Accounting for Stock Issued to Employees," and generally requires such transactions be accounted for using a fair-value-based method and the resulting cost recognized in our financial statements. This new standard is effective for awards that are granted, modified or settled in cash in interim and annual periods beginning after June 15, 2005, December 15, 2005 for small business issuers. In addition, this statement will apply to unvested options granted prior to the effective date. The Company will adopt this new standard effective for the first fiscal quarter of 2006 and it has not yet determined what impact this standard will have on its financial position or results of operations.

           In November 2004, the FASB issued SFAS No. 151, "Inventory Costs: an amendment of ARB No. 43, Chapter 4," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not believe the provisions of SFAS No. 151, when applied, will have a material impact on our financial position or results of operations."

Results of Operations

        Our revenues are difficult to forecast and may vary significantly from quarter to quarter and year to year. In addition, our expense levels for each quarter are, to a significant extent, fixed in advance based upon our expectation as to the net revenues to be generated during that quarter. We therefore are generally unable to adjust spending in a timely manner to compensate for any unexpected shortfall in net revenues. Further as a result of these factors any delay in product introductions or any significant shortfall in demand in relation to our expectations, would have an almost immediate adverse impact on our operating results and on our ability to maintain profitability in a quarter.

Comparison of the Year Ended December 31, 2004 with the Year Ended December 31, 2003

        We reported consolidated revenues of $1,720,049 for the year ended December 31, 2004, compared to $1,268,787 for the prior year, an increase of 36%. Revenues for the Photochemical Fertilizer segment increased by $486,016, or 52%. Revenues from the Mining Technical Services segment declined $34,754, or 10%. We reported a gross profit of $32,296 for the year ended December 31, 2004, compared to a gross loss of $159,853 for the year ended December 31, 2003, an improvement of $192,149. The consolidated net loss for 2004 was $2,839,872 or $0.020 per share compared to a 2003 loss of $2,752,291 or $0.026 per share.

        To provide a more complete understanding of the factors contributing to the changes in revenues, operating expenses and the resultant operating loss and net loss, the discussion presented below is separated into our two operating segments.

PHOTOCHEMICAL FERTILIZER

	Year Ended December 31,
	2004	2003
Revenue	$ 1,422,929	$ 936,913
Gross profit (loss)	$ (34,687)	$ (182,918)
Operating income (loss)	$(2,024,481)	$(1,834,621)
Net income (loss) before taxes	$(2,626,694)	$(2,849,442)

        Revenues for the Photochemical Fertilizer segment totaled $1,422,900 in 2004, compared to $936,900 in 2003, an increase of $486,000, or 52%. Fertilizer sales were $1,019,800 and $554,300 for 2004 and 2003, respectively, an increase of 84%. The fertilizer sales increase is primarily attributable to bulk sales of the GOLD’n GRO 9-0-1+7% Zinc micro-nutrient product that was introduced in the third quarter of 2001.

        Photochemical recycling revenue decreased 8% from 2003 due to decreased sales of photochemical evaporators. Silver sales increased $46,200 from 2003, an increase of 84%. The increase is attributable primarily to sales of Silver Nevada Miner silver bars and recycled film revenue.

        In December 2004 photochemical recycling services provided to a major customer were discontinued by mutual agreement. This customer accounted for 59% of 2004 photochemical recycling and silver refining revenue, a total of $201,300. In response, plant personnel has been reduced by two people. In the near term, this will result in reduced photochemical recycling revenue. However, the photochemical volume from this customer had been growing so rapidly that the supply was exceeding our demand for the chemicals needed in fertilizer manufacturing, resulting in storage costs and plant inefficiencies. It is anticipated that there is enough photochemical raw material in storage to meet fertilizer production needs for at least twelve months. The loss of this customer will allow the plant time to catch up on photochemical processing, which will reduce storage costs and increase efficiency in the plant.

        We are in contact with major used photochemical generators, and are actively marketing Photochemical Silver Concentrators, so, for the longer term, it is anticipated that sufficient new sources of photochemical supply will be obtained to meet future fertilizer manufacturing requirements. The Photochemical Silver Concentrators typically sell for $22,000 to $200,000, so the loss in photochemical recycling service revenues is expected to be offset by growth in Photochemical Silver Concentrator sales during 2005 and future years.

        Combined cost of sales and operating expenses for the segment amounted to $3,447,400 in 2004, compared to $2,771,500 in 2003, a 24% increase. Cost of sales increased approximately $337,800 due primarily to a $265,400 increase in direct material costs related to increased sales and $61,000 in payroll and related costs. The changes in revenues and cost of sales resulted in a gross loss of $34,700 in 2004, compared to $182,900 in 2003, an improvement of $148,200. Operating costs increased by $338,100 due primarily to increases of $228,800 in sales and marketing and $60,000 in general and administrative costs. Sales and marketing increased due to a combination of the addition of a fertilizer sales representative in early 2004 and increased corporate marketing. General and administrative expenses increased due to a $98,000 prior year credit for expired options.

        These changes in revenues and operating expenses resulted in a segment operating loss of $2,024,500 in 2004, compared to $1,834,600 in 2003, an increased loss of $189,900 or 10%.

        Other income (expense) decreased to a net expense of $602,200 for 2004, compared to a net expense of $1,014,800 in 2003, an improvement of $412,600. Interest expense decreased $175,000 due to the conversion into common stock of convertible promissory notes. Other income of $187,800 was due to debt forgiveness income from the write off of long term leases.

        The changes in operating loss and other expenses resulted in a segment net loss before taxes of $2,626,700 for 2004, compared to a net loss of $2,849,400 for 2003, a decreased loss of $222,700 or 8%.

MINING TECHNICAL SERVICES

	Year Ended December 31,
	2004	2003
Revenue	$ 297,120	$ 331,874
Gross profit (loss)	$ 66,983	$ 23,065
Operating income (Loss)	$(382,145)	$(359,324)
Net income (loss) before taxes	$(213,178)	$ 97,151

        Mining technical services revenue totaled $297,100 for 2004 compared to $331,900 for 2003, a decrease of 10%. Included in these revenue figures are pass-through expenses of $108,300 and $118,700 for 2004 and 2003, respectively. Excluding these amounts, revenues amounted to $188,900 and $213,100 for 2004 and 2003, respectively, a decrease of 11%.

        On March 1, 2005 the technical services contract for a major client expired and was not renewed. Excluding pass through revenue, revenue from this client was $124,300 for 2004 and $15,000 for the two months ended February 2005. In response, in May 2005 we closed the satellite office for technical services and reduced staff the equivalent of approximately three people.

        Combined cost of sales and operating expenses totaled $679,300 for 2004 compared to $691,200 for 2003, a nominal decrease. Included in these operating expense figures are pass-through expenses of $108,300 and $118,700 for 2004 and 2003, respectively. Excluding these amounts, combined cost of sales and operating expenses amounted to $571,000 and $572,500 for 2004 and 2003, respectively, a nominal decrease.

Included in operating expense is $74,200 in research and development costs that were not incurred in the prior year. This expense is related to the development of the insidemetals.com website. The majority of this expense is an allocation of personnel costs, which was offset by an $81,000 decrease in payroll and related costs that are included in cost of sales expenses.

        The above changes in revenues and operating expenses resulted in a segment operating loss of $382,100 for 2004, compared to $359,300 for 2003, an increased operating loss of $22,800 or 6%.

        Other income (expense) decreased to $169,000 for 2004, compared to $456,500 in 2003, a decline of $287,500. The decline is due to decreased gain on sale of GPXM and other marketable securities.

        The changes in operating loss and other income resulted in a segment net loss before taxes of $213,200 for 2004, compared to a net income of $97,200 for 2003, a decrease of $310,300.

Changes in Financial Condition; Capitalization

        Cash amounted to $5,200 as of December 31, 2004 compared to $34,500 as of December 31, 2003. Net cash used by operations was $1,417,900 in 2004 compared to $1,626,500 in 2003. Operating resources utilized to finance the 2004 loss of $2,839,900 include approximately $681,900 in expenses paid with our common stock. Cash amounting to approximately $56,800 was invested in property and equipment in 2004, primarily for equipment in the manufacturing plant. Sales of Golden Phoenix Minerals, Inc. stock and other marketable securities provided $356,100 in cash from investing activities. Financing sources of cash in 2004 were $843,500 in proceeds from the private placement of restricted common stock, $235,000 from the exercise of warrants, and $150,000 from short term loans from an officer/stockholder.

        Total assets decreased from $4,440,500 at December 31, 2003 to $4,147,900 at December 31, 2004. Current assets decreased $115,000, net property and equipment decreased $38,900, and other assets decreased $138,700. The primary changes in current assets were a decrease in marketable securities of $387,100 due to the sale of GPXM and other stock, an increase in accounts receivable of $92,400 due to a one-time billing on the GPXM consulting contract, an increase of $146,200 in inventory due primarily to the build-up of unprocessed silver in photochemical solutions, and an increase in prepaid expenses of $89,400 due to corporate marketing contracts. We are actively selling our GPXM shares to assist with our working capital needs. Our investment in GPXM stock decreased to a total value of $26,200 at December 31, 2004, all of which is classified in current assets.

        Total liabilities decreased from $8,142,200 at December 31, 2003 to $6,712,200 at December 31, 2004, a decrease of $1,430,000. Of this amount, current liabilities decreased $510,600 and long-term liabilities decreased $919,400. The overall decrease in liabilities is due primarily to the conversion of $1,962,200 in convertible promissory notes and accrued interest into restricted common stock. Current liabilities decreased primarily due to a net reduction in convertible promissory notes of $665,300. This reduction was partially offset by increases in accounts payable of $91,800, accrued management salaries of $170,900, and accrued expenses of $185,400. Nearly all of the increase in accrued expenses is attributable to delinquent federal and state payroll taxes. Subsequent to December 31, 2004 $115,600 of the federal payroll taxes were paid.

        The above discussion and the discussion of various legal proceedings elsewhere in this proxy statement does not succinctly summarize the progress that we have made in implementing our business plan and improving our financial condition over the last several years. However, there has been significant progress. First, in 2004 fertilizer sales exceeded $1 million for the first time, compared to sales in the $500,000 range for each of the two previous years. This resulted in a gross loss for the photochemical fertilizer segment of $34,700, which was a $148,200 improvement over 2003 and a $217,100 improvement over 2002. This demonstrates one of the fundamental concepts in the business plan, that a large part of our operating cost structure is fixed or semi-fixed, which means that as sales rise, many of the costs will not rise proportionally, resulting in gross profits that will contribute to paying general overhead costs. This improvement in the photochemical fertilizer segment, combined with a gross profit from the technical services segment, resulted in an overall gross profit for the year, which is the first time that this was accomplished since before the move to the Stead manufacturing facility in 2000.

        Addressing our financial condition, improvements have been made there as well. The stockholders’ deficit, $4,587,900 at December 31, 2002, has been reduced to a deficit of $2,564,300 at December 31, 2004, an improvement of $2,023,600. This has been achieved by the conversion of approximately $3.4 million in convertible notes and accrued interest into common stock. One significant area of difficulty for us has been meeting the payments on capital lease obligations. However, the capital lease obligation at December 31, 2002 of $1,193,900 has been reduced to $807,700 at December 31, 2004, a reduction of $386,200. This includes the write off five leases as debt forgiveness income in 2004 of $187,800. We expect to make further meaningful progress expanding sales and reducing debt in 2005.

Comparison of the Three and Six Months Ended June 30, 2005 with the Three and Six Months Ended June 30, 2004

Results of Operations

        We reported consolidated revenues of $557,328 for the quarter ended June 30, 2005, compared to $626,170 for the prior year quarter, a decrease of 11%. The decrease was due to a decrease in Photochemical Fertilizer segment revenue of $49,800, or 9% and to a decrease of $19,000 in Mining Technical Services segment revenues, a decrease of 36%. The consolidated net loss was $819,389, or $0.004 per share, for the quarter ended June 30, 2005, compared to a net loss of $802,672 or $0.006 per share for the comparable 2004 period, an increased loss of $16,700, or 2%. Consolidated revenues for the first six months of 2005 were $867,301 compared to $1,033,010 for the prior year period, a decrease of 16%. The consolidated net loss was $1,732,994 or $0.009 per share, for the six months ended June 30, 2005, compared to a net loss of $1,513,289 or $0.011 per share for the comparable 2003 period, an increased loss of 15%.

        To provide a more complete understanding of the factors contributing to the changes in revenues, operating expenses, other income (expense) and the resultant operating income (loss) and net income (loss) before taxes, the discussion presented below is separated into our two operating segments.

PHOTOCHEMICAL FERTILIZER

        This segment, managed by Itronics Metallurgical, Inc., operates a photochemical recycling plant, which includes related silver recovery. As part of the recycling process, we manufacture and market a line of liquid fertilizer products which are being sold under the GOLD’n GRO trademark in the western U.S. markets in Arizona, California, Colorado, Hawaii, Idaho, Nevada, Oregon, and Washington. GOLD’n GRO fertilizer products are being introduced in the eastern U.S. markets in Connecticut, Delaware, Massachusetts, New Jersey, New York, Pennsylvania, and Rhode Island. Revenues are generated from photochemical collection services, silver sales, and GOLD’n GRO liquid fertilizer sales.

Three months Ended June 30,			Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$ 523,667	$ 573,511	$ 783,841	$ 900,507
Gross profit (loss)	$ 20,718	$ 42,372	$ (21,446)	$ 6,733
Operating income (loss)	$(494,262)	$(508,586)	$(1,097,807)	$ (992,089)
Other income (loss)	$(201,722)	$(202,325)	$ (365,774)	$ (411,095)
Net income (loss) before taxes	$(695,984)	$(710,911)	$(1,463,581)	$(1,403,184)

        Total segment revenues for the second quarter of 2005 were approximately $523,700, a decrease of 9% from the prior year second quarter. Fertilizer sales for the quarter were $484,700, compared to $476,900 for the 2004 second quarter, an increase of 2%. The expected fertilizer sales increase did not occur due to rainy weather in the Central Valley of California that continued into late May 2005. Total photochemical recycling revenue for the quarter decreased by 74%, on decreased volume of 73%, compared to the second quarter of 2004. The decrease is due to the December 2004 mutual termination of a significant photochemical recycling customer. To offset this loss of revenue, we are concentrating its efforts on sales of Photochemical Silver Concentrators. During the first quarter of 2005 we received an order for two Concentrators and several leads and viable requests for proposal from several other potential customers. We presently have proposals out to potential customers that could lead to more than $500,000 in sales of the Photochemical Silver Concentrators. This marks the beginning of a shift in market focus from obtaining the majority of photochemical raw materials by picking up the materials by truck directly from the customer’s location to obtaining the majority of its photochemical raw materials by receiving concentrated material through the interstate commercial trucking system. Silver sales decreased $2,400 from the second quarter of 2004, a decrease of 11%. Cost of sales decreased $28,200 due primarily to a decrease of $20,700 in payroll and related costs. The segment recorded a gross profit of $20,700 for the quarter, compared to a gross profit of $42,400 for the second quarter of 2004, a decreased gross profit of $21,700, or 51%.

        Segment operating expenses decreased $36,000 from the second quarter of 2004. This resulted from modest decreases in most all of the operating expense categories.

        These factors resulted in a 2005 second quarter segment operating loss of $494,300 compared to a loss of $508,600 for the second quarter of 2004, a decreased operating loss of $14,300, or 3%.

        Other expense decreased nominally.

        The changes in operating loss and other expenses resulted in a segment net loss before taxes of $696,000 for the quarter ended June 30, 2005, compared to a loss of $710,900 for the prior year quarter, a decreased loss of $14,900 or 2%.

        For the first six months of 2005 revenues were $783,800, compared to $900,500 for the comparable 2004 period, a decrease of 13%. The decline is due primarily to the prior year mutual termination of a significant photochemical recycling customer. Gross loss for the first six months of 2005 was $21,400, compared to a gross profit of $6,700 for the comparable prior year period, a decline of $28,200. Operating loss for the first six months of 2005 was approximately $1,097,800 compared to $992,100 for the first six months of 2004, an increased loss of $105,700, or 11%.

        Other expense decreased $45,300 due to a decrease in interest expense resulting from prior and current year conversions of convertible promissory notes into common stock.

        The changes in operating loss and other expenses resulted in a segment net loss before taxes of $1,463,600 for the six months ended June 30, 2005, compared to a loss of $1,403,200 for the prior year period, an increased loss of $60,400 or 4%.

MINING TECHNICAL SERVICES

        This segment, known as Whitney & Whitney, Inc., provides mining and materials management, geology, engineering and economics consulting, and publishes specialized mineral economics and materials financial reports. It employs technical specialists with expertise in the areas of mining, geology, mining engineering, mineral economics, materials processing and technology development. Technical services have been provided to many of the leading U.S. and foreign mining companies, several public utilities with mineral interests, to various state agencies, the U.S. and foreign governments, and the United Nations and the World Bank.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$ 33,661	$ 52,659	$ 83,460	$ 132,503
Gross profit (loss)	$ (10,048)	$ (4,800)	$ (9,019)	$ (2,894)
Operating income (loss)	$(118,706)	$(113,810)	$(261,029)	$(207,920)
Other income (expense)	$ (4,699)	$ 22,049	(8,384)	$ 97,815
Net income (loss) before taxes	$(123,405)	$ (91,761)	$(269,413)	$(110,105)

        Mining technical services revenue was $33,700 for the quarter ended June 30, 2005, compared to $52,700 for the comparable quarter of 2004, a decrease of 36%. The decrease is due to prior year short term projects that did not reoccur in the current period. Cost of sales decreased by $13,800, due primarily to decreases in labor and consulting costs of $10,600. These factors resulted in a second quarter gross loss for the segment of $10,000 compared to a gross loss of $4,800 for the prior year second quarter, an increased gross loss of $5,200.

        In early May 2005 the technical services satellite office was closed due to the winding down of most of the technical service contracts and completion of the majority of the data gathering for the insidemetals.com project, but certain key staff members have been retained. Programming is continuing for insidemetals.com and launch of the website Information Portal is planned for August 2005.

        Total segment operating expenses decreased nominally, but research and development costs increased $36,100 due to costs related to developing the insidemetals.com project, which was offset by decreases in various other operating expenses. This project will be an Internet "Information Portal" offering financial and production information on gold mining companies through an attractively priced subscription service.

        The combination of these factors resulted in a 2005 second quarter segment operating loss of $118,700, compared to a loss of $113,800 for the second quarter of 2004, an increased operating loss of $4,900, or 4%.

        Other income (loss) for the second quarter of 2005 was a loss of $4,700 compared to a gain of $22,000 for the prior year second quarter. This decrease is due to reduced sales of common shares of Golden Phoenix Minerals, Inc. (GPXM) and other marketable securities.

        The changes in operating loss and other income resulted in a segment net loss before taxes of $123,400 for the quarter ended June 30, 2005, compared to a loss of $91,800 for the prior year quarter, an increased loss of $31,600, or 34%.

        For the first six months of 2005, segment revenue totaled $83,500 compared to $132,500 for the first six months of 2004, a decrease of 37%. Gross loss for the first six months of 2005 was $9,000, compared to a gross loss of $2,900 for the comparable prior year period, an increased gross loss of $6,100. Operating loss for the period was $261,000 compared to an operating loss of $207,900 for the comparable 2004 period, an increased operating loss of $53,100, or 26%. The primary factor contributing to the decline was research and development costs related to the insidemetals.com project.

        Other income (loss) for the first six months of 2005 was a loss of $8,400 compared to a gain of $97,800 for the prior year period. This decrease is due to reduced sales of common shares of Golden Phoenix Minerals, Inc. (GPXM) and other marketable securities.

        The changes in operating loss and other income resulted in a segment net loss before taxes of $269,400 for the six months ended June 30, 2005, compared to a net loss of $110,100 for the prior year period, an increased loss of $159,300.

SUMMARY

        On a consolidated basis, the various changes in revenues and operating expenses resulted in a second quarter 2005 operating loss of $613,000, compared to $622,400 for the second quarter of 2004, a decreased operating loss of $9,400, or 2%. Net loss before taxes for the second quarter 2005 was $819,400 compared to $802,700 for the prior year second quarter, an increased loss of $16,700 or 2%. For the six month period ended June 30, 2005 the operating loss was $1,358,800 compared to $1,200,000 for the prior year comparable period, an increased operating loss of $158,800, or 13%. Net loss before taxes for the six months ended June 30, 2005 was $1,733,000 compared to $1,513,300 for the prior year six month period, an increased loss of $219,700, or 15%.

Changes in Financial Condition; Capitalization

        Cash amounted to $(30,200) as of June 30, 2005, compared to $21,500 as of June 30, 2004. Net cash used for operating activities was approximately $852,200 for the first six months of 2005. The cash used for operating activities during the period was financed by a combination of sales of common stock of $570,000 from a private placement of restricted common stock and attached warrants, short term loans from an officer/stockholder of $90,000, short term financing of $125,000, and $93,100 in inventory and account receivable factoring.

        Total assets increased nominally during the six months ended June 30, 2005 to $4,148,200. Current assets increased $33,900 due to an increase in marketable securities of $85,800 due to receipt of the final billings for services to GPXM in their restricted common stock. At June 30, 2005 we owned 567,100 shares of GPXM with a current market value of $112,000. Net property and equipment decreased $102,100 due to depreciation and amortization. Other assets increased $68,500 due to the acquisition of the product rights of the GOLD’n GRO Guardian fertilizer for $71,500 in restricted common stock.

        Current liabilities increased during the six months ended June 30, 2005 by $1,754,900 and total liabilities decreased by $237,400. Total liabilities decreased due to the conversion into common stock of a total of $882,700 in Convertible Promissory Notes and accrued interest. This decrease was partially offset by current period accrued interest on convertible promissory notes of $180,000, net short term financing of $210,000, and inventory and account receivable financing $93,100. Changes in current liabilities include increases of $30,200 in bank overdraft, $32,100 in accounts payable, $93,100 in account receivable and inventory factoring, $139,700 in accrued management salaries, $85,000 in advances from an officer/stockholder, and $1,739,600 in current maturities of convertible notes and accrued interest. The increase in current maturities of convertible notes is due to the reclassification from long term debt of the 2000 Series Convertible Promissory Notes that were extended to 2006 and are now due within one year of the balance sheet date. These increases were partially offset by decreases of $76,600 in accrued expenses, which reflects payment of a portion of federal payroll tax obligations, and $343,600 in current maturities of long term debt, which reflects the reclassification of the mortgage obligation on the Stead manufacturing facility to long term debt.

        The above discussion and the discussion of various legal proceedings elsewhere in this proxy statement does not succinctly summarize the progress that we have made in implementing our business plan and improving our financial condition over the last several years. However, there has been significant progress. First, in 2004 fertilizer sales exceeded $1 million for the first time, compared to sales in the $500,000 range for each of the two previous years. This resulted in a 2004 gross loss for the photochemical fertilizer segment of $34,700, which was a $148,200 improvement over 2003 and a $217,100 improvement over 2002. This demonstrates one of the fundamental concepts in the business plan, that a large part of our operating cost structure is fixed or semi-fixed, which means that as sales rise, many of the costs will not rise proportionally, resulting in gross profits that will contribute to paying general overhead costs. This improvement in the photochemical fertilizer segment, combined with a gross profit from the technical services segment, resulted in an overall gross profit for the year, which is the first time that this was accomplished since before the move to the Stead manufacturing facility in 2000.

        Addressing our financial condition, improvements have been made there as well. The stockholders’ deficit, $4,587,900 at December 31, 2002, has been reduced to a deficit of $2,326,700 at June 30, 2005, an improvement of $2,261,200. This has been achieved by the conversion of approximately $4.3 million in convertible notes and accrued interest into common stock. One significant area of difficulty for we have been meeting the payments on capital lease obligations. However, the capital lease obligation at December 31, 2002 of $1,193,900 has been reduced to $775,000 at June 30, 2005, a reduction of $418,900. This includes the write off of five leases as debt forgiveness income in 2004 of $187,800. We expect to make further meaningful progress expanding sales and restructuring debt in 2005.

Liquidity and Capital Resources

        During the six months ended June 30, 2005, working capital decreased by $1,721,100 to a deficit balance of $4,936,400. The decrease is primarily due to the reclassification from long term debt of a net $1,739,600 in convertible notes and accrued interest. We have had limited cash liquidity since the third quarter of 2000. We have sought and obtained the funding described above, which has not been sufficient to maintain all obligations on a current basis. Other factors limiting cash liquidity include fertilizer sales not expanding at the rate originally anticipated, so operating losses were not reduced as much as expected and the $15 million equity line of credit agreement with Swartz Private Equities, LLC (Swartz) expiring in February 2004. A private placement of stock with attached warrants was closed in June 2005, with $570,000 received during the six months ended June 30, 2005. In July 2005 we obtained 8% convertible debt financing for up to $3.25 million, with the final amount dependent upon the filing and effectiveness of the registration statement relating to common shares underlying the convertible debt and warrants issued in the recent financing. The funding will provide for working capital, manufacturing plant expansion, registration of GOLD’n GRO Guardian fertilizer with the EPA, and debt reduction. It is anticipated that this funding will provide for our capital needs over the next ten to twelve months.

        There has been a long term commitment by officers and other members of management to support us by investing funds for our growth. One officer/shareholder has invested a total of $1,403,900 in cash and deferred salary during the period 2001 through June 30, 2005. Two other members of management have deferred salary totaling $550,500 during the period 2001 through June 30, 2005. Additional members of management invested $62,000 cash in 2003. All cash and deferred salary that have been invested in our private placements were under the same terms and conditions as all other investors.

        We believe that the business plan implementation needs to be accelerated to meet profitability goals and believe that can be accomplished upon obtaining sufficient capital.

        The actual rate of growth in fertilizer and the related photochemical and silver sales necessary to achieve profitability is subject to a number of uncertainties, including the annual seasonal nature of fertilizer sales related to crop cycles, short term weather patterns in specific markets, and the availability of funding to support sales growth.

Growth Plans and Implementation

        For a number of years our main focus has been on our Photochemical Fertilizer Division. This Division, operated by our wholly-owned subsidiary Itronics Metallurgical, Inc., has created and established the GOLD’n GRO line of liquid fertilizers and identified large volume markets in which they can be sold. The pioneering development work is complete, field trials are under way with some completed, and the Division is well on the way to achieving full commercial operation.

        The Mining Technical Services Division, operated by our wholly-owned subsidiary Whitney & Whitney, Inc. worked for a number of years with a limited number of mining clients. The work required by these clients has been completed, technical staff has been reduced, and the Technical Services branch office was closed. This Division is re-configuring how it does business and a new "e-commerce" global Internet Information Portal – "insidemetals.com" that it is developing is described herein.

        We are converting our self into a clicks and mortar business which management believes will allow it to maximize the benefits of using the Internet while it expands the Photochemical Fertilizer Division. The Photochemical Fertilizer Division is a completely regulated environmental technology business that depends on physical manufacturing facilities and physical collection, processing, and distribution of photochemical liquids and liquid fertilizers. The Mining Technical Services Division is being reconfigured to obtain the bulk of its future sales through the operation of a global Internet Information Portal – "insidemetals.com". This division will obtain the benefits of the global Internet system and the global use of credit cards. The information portal operates 24 hours per day 7 days per week anywhere in the world where computers and the Internet are available. Anyone with access to the Internet anywhere in the world can subscribe to the service at any time using their credit card to pay the subscription fee. Because of these characteristics of the Internet, growth will not be constrained by physical factors and communications constraints that previously existed for this type of business.

        During 2004 we upgraded our web site, http://www.itronics.com with significantly improved features. We also established three new web sites, www.itromet.com for Itronics Metallurgical, Inc., www.whitneywhitney.com for Whitney & Whitney, Inc., and www.goldngro.com for GOLD’n GRO fertilizers. Creating and operating separate Internet sites for the subsidiaries and for GOLD'n GRO liquid fertilizers makes it easier for customers, suppliers, and investors to do business and to communicate with Itronics and its operating units.

        With the successful completion of much of the pioneering development work by the Photochemical Fertilizer Division, and with the wrapping up of the Mining Technical Services long term consulting projects, we are implementing growth plans for both divisions that are expected to drive expansion well into the future. The status of these plans and their implementation is described for each division.

Photochemical Fertilizer Division (Itronics Metallurgical, Inc.)

        Our GOLD'n GRO fertilizers are all liquid with one of the primary base materials being demetallized photoliquids which we obtain through our collection services. There are major differences in manufacturing, distribution, and sale of liquid fertilizers as compared to dry fertilizers.

Basic differences are described here so that the investor can better understand the technology, logistics, and application of liquid fertilizers and thereby gain a better understanding for the market niche that we are entering.

        Liquid Fertilizer Technology. Liquid fertilizer technology is more complex than dry technology. Typically dry solids can be readily blended into dry mixtures that can then be bagged, or transported as dry bulk powders. In contrast, liquid fertilizers are reacted products and must be manufactured using precise recipes so that the final product will remain stable. Dry products can be stored for years without degradation, whereas liquid products typically have a limited storage life ranging from a few days for proprietary field blends, up to 4 years or longer for certain types. Liquid fertilizers can also freeze over a rather wide range of temperatures, a problem not encountered with dry fertilizers. Because of these technology factors, bringing a line of liquid fertilizers to market is much more complex than bringing a line of dry products to market.

        Dry fertilizers are typically applied with dry spreaders. Liquids are sprayed on with tank sprayers or aircraft, injected into the soil using special applicators, or applied through irrigation systems using sprinklers, micro-sprinklers, or drip irrigation. Liquid fertilizers can also be applied with ditch irrigation by running the fertilizer into the water at controlled rates. The use of irrigation water to apply the liquid fertilizers is called fertigation.

        Dry fertilizer packaging and transport is typically simpler and less costly than liquid fertilizer packaging and transport. Bulk liquids must be moved in tank trucks or tank rail cars and stored in large bulk tanks at distribution points. The distributors who sell the liquids to farmers must install and operate tank farms and maintain a fleet of specialized applicators. Distribution and application of liquid fertilizers typically requires specialized technical knowledge related to mixing and handling as compared to the use of dry fertilizers. Liquid fertilizers are typically easier and less costly to apply when irrigation is available, and availability of the fertilizer nutrients is greater when liquid fertilizers are used. Use of fertigation to apply liquid fertilizers can reduce tractor trips through the fields, reducing cost and also reducing soil compaction. Because of less cost for application and improved availability of the liquid nutrients to the plants, liquid fertilizers in the United States are continuing to gain market share. Use of liquid starter mixes for dry land crops is also expanding, especially for planting field crops such as cotton, corn, soybeans, and wheat.

        Certain fertilizer distribution companies have specialized in marketing liquid fertilizers and have all of the facilities and equipment required to sell, deliver, and apply the liquid fertilizers. One of these companies is distributing GOLD'n GRO liquid fertilizers in the western United States. Use of liquid fertilizers in the urban markets is becoming more common, but requires either spray application, or application through the irrigation systems. We are beginning to market specialized liquid injectors that can be inexpensively installed in the urban setting to cost effectively and safely apply the GOLD'n GRO fertilizers through existing irrigation systems.

        GOLD'n GRO Liquid Fertilizer Technology. We have successfully developed a line of stable liquid fertilizers which we are now manufacturing at our Stead facility in Reno, Nevada. We are focusing on specialty liquid products and are able to reliably manufacture a number of proprietary specialty chelated micro-nutrient metal products and multinutrient products. As such, one of our technology strengths is our knowledge and increasing expertise in the manufacturing, delivery, and use of liquid fertilizers in each of the major markets.

        The GOLD'n GRO fertilizers are some of the most complex fertilizer liquids in the market place today and represent a new category of liquid nutrition technology. The GOLD'n GRO fertilizers contain bulk chelating agents that conventional liquid fertilizers do not contain. Chelates are molecules that protect micronutrient metals from adverse soil conditions. The chelating agents, which are normally quite costly, are supplied as components of the starting photographic liquids. The chelating agents improve the availability of micronutrient metals such as zinc, iron, manganese, and the secondary nutrients calcium, and magnesium. The photoliquids also have a natural content of sulfur the other important secondary nutrient. These multinutrient characteristics distinguish the GOLD'n GRO liquids from other liquid fertilizers and are the main reason why the GOLD'n GRO liquid fertilizers represent a new type of nutrient technology when compared to established fertilizers.

        The GOLD'n GRO liquid fertilizers have a number of positive attributes that are improvements over the liquid fertilizers that they are replacing.

        The fertilizers are stable, typically having a shelf life of one to four years.

        Many of the fertilizers have freeze points at or below 28 degrees F.

        The fertilizers as a group also have an unusually low salt index, which is a measure of the potential for foliar burn when sprayed on the foliage of plants, or seedling root burn when applied in starter mixes. As a product line and individually, the GOLD'n GRO fertilizers have salt indexes that are much lower than the fertilizers they are replacing. Because of the low salt index characteristic, the GOLD'n GRO fertilizers are especially well suited for foliar application and for use in starter fertilizer mixes.

        Large scale field applications are demonstrating improved nutrient uptake by plants when the fertilizers are foliar applied, and when the fertilizers are soil applied as compared to the fertilizers they are replacing. This improved effectiveness means that less fertilizer needs to be used to achieve the desired nutritional results. Improved crop nutrient uptake reduces nutrient costs and increases crop yields, generating a significant economic benefit for the grower customers.

        The GOLD'n GRO fertilizers are specifically designed for fertigation application in micro-sprinkler and drip irrigation. This method of fertilizer application is rapidly expanding and requires liquid fertilizer products with superior stability in irrigation water under widely varying conditions. Large scale fertigation application of the GOLD'n GRO fertilizers is demonstrating the viability of these products in meeting the requirements of this expanding application method.

        The GOLD'n GRO fertilizers are essentially toxic metal free. This is because the base liquids that are used to manufacture the GOLD'n GRO products are free of toxic metals and the nutrient additives used to make the fertilizers to final specifications are carefully selected to avoid toxic metals. The overall composition of the products is environmentally compatible.

        A very large environmental benefit that results from the effectiveness of the GOLD'n GRO chelated zinc products is a 20 percent to 90 percent reduction in the amount of zinc metal needed to satisfy the nutrient requirements of the crops being fertilized. Large scale field soil sampling is showing that with the lower application rates there is very little carry over of nutrient metal to the next crop and nutrient metal accumulation in the soil is virtually eliminated, while satisfying crop requirements.

        We are working with our licensed distributor network to develop applications into which the GOLD'n GRO fertilizer products can be sold. This process has identified three methods of developing crop applications for the products. These are (1) replace existing products that do not fully satisfy existing needs, (2) develop new products which will satisfy presently unfulfilled needs, and (3) develop products that can be blended with existing proprietary products to improve their effectiveness.

        In taking the approach to replace existing products, category 1 above, we found that the improved effectiveness of the GOLD'n GRO fertilizers made it necessary to perform field trials to determine the minimum and maximum amount needed for a particular application. Straight across replacement on a 1 unit for 1 unit basis has not been possible because fewer units of certain GOLD'n GRO fertilizers are needed to produce the desired nutritional uptake by the plants. Much of the field evaluation to determine the minimum and maximum amounts of the GOLD'n GRO products for particular crop applications has been completed and large volume usage has been developed for the two zinc products. Crop application development for the GOLD'n GRO fertilizers is expected to continue for the indefinite future as knowledge of the products and the number of customers continues to expand.

        Market Size and GOLD'n GRO Production Capacity. Our current fertilizer emphasis is on developing bulk liquid fertilizer sales. The "Beneficial Use Photochemical, Silver, and Water Recycling" technology is fully integrated, and is being implemented with a cost structure that anticipates large volume material throughput. This is based on previously developed information that more than 100 million gallons of used liquid silver-bearing photochemicals are generated in the United States annually. Using conversion ratios developed for the GOLD'n GRO fertilizers, this is enough volume to support manufacture and sale of more than 200 million gallons of liquid fertilizer products, or about 1 million tons.

        More than 50 million tons of fertilizer products are sold annually in the United States. This includes almost 20 million tons of multinutrient fertilizers and almost 3.5 million tons of secondary nutrient and micronutrient products. About 38 percent of the total usage is as liquid fertilizers. Our 2004 sales were less than 0.005 percent of the indicated 2004 secondary and micronutrient tonnage of 3.5 million.

        Our manufacturing plant is presently configured so that it can be expanded to a manufacturing capacity of 7.2 million gallons of liquid GOLD'n GRO products per year, or about 36,000 tons. GOLD'n GRO fertilizer production in 2004 utilized about 5 percent of planned capacity. Planned expansions to achieve the 36,000 ton volume include increasing both dry raw material and liquid storage, increasing tank truck loading capacity, and automation of certain manufacturing functions. Expansion can be achieved incrementally as fertilizer sales continue to grow.

        We presently sell our commercial GOLD'n GRO fertilizers in 2.5 gallon, 55 gallon, and 250 gallon containers, and partial or full tank truck loads of up to 4,800 gallons.

        As we continue to identify and develop its GOLD'n GRO liquid fertilizer markets, unforeseen market opportunities may require plan modifications. The creation and production of the two GOLD'n GRO zinc micronutrient products is an example of this which has already occurred. A current development that may require additional changes are the two secondary nutrient products now out for field testing, a calcium plus magnesium fertilizer, and a magnesium plus zinc and boron fertilizer. These fertilizers, if they are successful, will expand the number and quantity of raw materials that we must maintain in inventory. Commercial production of these new fertilizers will create a need for additional space for both liquid and dry inventory storage, may require some adjustments to or expansion of our manufacturing equipment, and will create the need for expanded load out capacity.

This division has developed an integrated eight-part approach to growth:

1.   Increase sales in the established territories.

2.   Develop GOLD'n GRO fertilizer applications for more crops.

3.   Expand sales to new territories.

4.   Expand the GOLD'n GRO specialty fertilizer product line.

5.   Complete development of and commercialize the new glass/tile products.

6.   Develop and commercialize environmentally friendly metal leaching reagents for recovery of silver, gold, and other metals by mining  companies as a replacement for cyanide and other toxic chemicals.

7.   Continue facilities expansion and technology development.

8.   Acquire established companies and/or their technologies.

Plans and status of implementing each of the growth categories is explained in more detail in the following sections.

Increase sales in the established territories.

        GOLD'n GRO Fertilizers. We are selling into and/or developing applications for the three major fertilizer segments. These are:

        a.     Specialty Agriculture which includes avocados, citrus, grapes, fruit and nut trees, and vegetables.

        b.    Bulk Field Crops which include alfalfa, cereal grains, corn, cotton, and soybeans.

        c.    The Urban Market, which includes Home Lawn and Garden, Landscape Construction and Maintenance, and Nursery and Greenhouse markets, and Golf Courses.

        Our primary focus is to increase bulk GOLD’n GRO liquid fertilizer sales as rapidly as possible. This is being achieved by expanding sales in the Specialty Agriculture segment and in the Bulk Field Crops segment. There are on-going small package sales in the Urban Market, but these are small relative to the other two segments.

        Sales growth of GOLD'n GRO liquid fertilizers is being generated by a broader base of distributor stores selling the products, more of the distributors’ sales force participating in the sales programs, and more products being sold in bulk truck load quantities.

        GOLD'n GRO liquid fertilizer sales increased by 84% percent in 2004 compared to 2003. Fertilizer sales did not increase as expected in the first and second quarters of 2005 due to an unusually long and continued rainy season in central California. Our distributor network is informing us that the delay in getting the fertilizer season started has extended the season, not causing a loss in overall fertilizer sales. However, certain crops have multiple harvests each season, so it is possible that one or more harvests may eventually be lost for the season, which could affect overall fertilizer sales.

        Photochemical Waste Management Services. The rapid growth in silver halide photofinishing for digital photographers continued to increase our volume of used silver-bearing photoliquids with a 31 percent increase in 2004 compared to 2003. This growth occurred within our existing customer base in northern Nevada and northern California. In December 2004, however, our services to a significant photochemical waste management customer were terminated by mutual agreement, resulting in a significant decline in used photochemical volume in the first and second quarters of 2005. The photochemical volume from this customer had been growing so rapidly that the supply was exceeding our demand for the photoliquids needed in fertilizer manufacturing, resulting in storage costs and plant inefficiencies. It is anticipated that there is enough photochemical raw material in storage, when combined with ongoing received photoliquids, to meet fertilizer production needs for at least twelve months. The termination of services to this customer is allowing the plant time to catch up on photochemical processing, which is reducing storage costs and increasing efficiency in the plant. We are focusing on sales of Photochemical Silver Concentrators as discussed below to replace the lost revenue.

        Silver. Silver sales declined by 11 percent in the second quarter of 2005 compared to the prior year quarter. The decrease is attributable to reduced refining fees from the significant photochemical recycling customer discussed above. Silver sales from photochemical processing increased in the second quarter and are expected to continue to increase significantly in the third and fourth quarters of 2005.

        In early 2003 we re-activated our silver refining technology development at a low level, and expanded that development in 2004. Development of the silver recovery/glass slag production process is continuing in 2005 with improvements in the ability to simultaneously recover pure silver and produce an acceptable glass product being achieved.

        Flux chemistry development and furnace technology improvements are underway and operating knowledge is being developed so that the silver refinery will be able to handle a fairly wide range of material compositions while achieving a high percentage of silver recovery and producing an acceptable, environmentally friendly glass product.

        Plans are being implemented to expand the silver refining operation by purchasing and installing a new photochemical concentrator, a new large filter press, and a new furnace. These improvements are planned for completion in second half of 2005 and are expected to provide the capacity needed to support continued growth in silver sales.

        Photochemical Concentrators. Beginning in 2001 we developed an advanced design for a Photochemical Silver Concentrator that produces water pure enough to be used to make up new photo fixer chemicals, presenting the photoprocessor with the opportunity to reuse the water and thereby achieve 100 percent recycle of the used photochemical waste stream. The Photochemical Silver Concentrator also produces concentrates, which, after demetallization, are suitable for use in GOLD'n GRO fertilizer manufacturing. During the first quarter of 2005 we received an order for two Concentrators and several leads and viable requests for proposal from several other potential customers. We presently have proposals out to potential customers that could lead to more than $500,000 in sales of the Photochemical Silver Concentrators. This marks the beginning of a shift in market focus from obtaining the majority of photochemical raw materials by picking up the materials by truck directly from the customer’s location to obtaining the majority of its photochemical raw materials by receiving concentrated material through the interstate commercial trucking system.

Develop GOLD'n GRO fertilizer applications for more crops.

        Based on our experience to date, it takes about 3 years to develop and commercialize a new GOLD'n GRO fertilizer crop application for each fertilizer product.

        Several new crop applications are being evaluated for several of the GOLD'n GRO fertilizer products. We and our distributor sales force are demonstrating that the GOLD'n GRO "field ready" blends provide improved nutrition uptake when applied foliar which creates opportunities for use on lower value large acreage field crops. Three new foliar applications that are being developed specifically for the dairy cow feed market that are working well are the use of GOLD'n GRO applied foliar on young oats, GOLD'n GRO applied foliar on alfalfa, and GOLD'n GRO applied foliar on silage corn. These are large acreage markets that require bulk truck load quantities of GOLD'n GRO products. These new developments expand the foliar application markets for GOLD'n GRO fertilizers and open up the potential for economical large scale use in other parts of the United States.

        Field trials in California whose objectives are to demonstrate different aspects of GOLD'n GRO product use were on hold during the first quarter of 2005 due to rainy weather. Field trials were started in Idaho, Oregon, and Washington. GOLD’n GRO lawn and landscape application trials were started in Rhode Island early in the second quarter. Several new trials were started in California in the second quarter and field observations will continue for up to a year at locations where GOLD'n GRO soil conditioning effects are being examined. All trials are comparisons to standard grower fertilization practice presently in use.

        The new GOLD'n GRO base liquid is helping reduce plugging problems commonly encountered in drip and micro-sprinkler irrigation. In certain locations that have poor water quality the GOLD'n GRO base liquid is improving proprietary field fertilizer mix stability. At other locations, use of the GOLD'n GRO base liquid also is improving plant nutrient uptake from the soil, especially when used in combination with one or more of the GOLD'n GRO chelated nutrient metal products. The target market for GOLD'n GRO base liquid is to have it used as an integral component of distributor proprietary field mixes with the usage tailored to achieve specific mix objectives.

        A new GOLD'n GRO base liquid nutrition program is being developed and is now being marketed by the distributor network. The program is called the "Gallon and a Quart" or "4 + 1" program. It calls for one gallon of GOLD’n GRO base liquid for each quart of GOLD'n GRO chelated micronutrient used in soil applications. Field demonstrations are showing that mineral nutrient availability in the soil is improved when this program is used and that nutrition uptake by the plants is greatly improved. Production increases are being observed and the program is cost effective. Adoption of this program by the distributor network over the next two to three years is expected to produce a very substantial increase in the volumes of GOLD'n GRO fertilizers that will be sold.

        A group of trials were conducted in 2004 to evaluate low rate (1 to 2 gallons per acre) foliar application of GOLD'n GRO 8-8-8 + 4%S(sulfur) with one of the GOLD'n GRO chelated zinc products at second, third, fourth, or fifth cutting for alfalfa being grown for dairy cow feed. The nutrient content of the alfalfa was improved, in some cases to the highest quality ratings, and the amount of hay produced per acre was increased by up to 25 percent. This benefits the dairy because less nutrient supplements are required for feeding the cows, thus reducing dairy operating expenses. The target market is large with more than 23 million acres of alfalfa being grown in the United States.

        Trials were used to evaluate low rate (1 to 2 gallons per acre) foliar application of GOLD'n GRO 8-8-8 + 4%S and GOLD'n GRO 20-1-7 + 3%S on silage corn and field corn. A positive growth response was obtained and in one trial the corn put out tassels earlier. In another trial the height of the corn stalks was increased from eight to nine feet to 11 to 12 feet. This amount of growth increase would increase silage production by about 30 percent. This greater corn stalk mass is beneficial to the dairy farmers growing silage corn for cattle feed. A benefit of accelerated growth of grain corn would be earlier harvest, which provides a number of advantages including lower risk of loss due to frost and fall rains, and possibly lower drying cost. The target markets for these applications are large with more than 79 million acres of grain and silage corn being grown in the United States. Fertilization applications for corn are expected to become more important as the use of domestically grown corn to produce ethanol for fuel continues to expand. This application development work will be continued for another two or three years.

        Two additional large acreage crops that have potential for low rate foliar fertilization (1 to 2 gallons per acre) application development for GOLD'n GRO liquid fertilizers are cotton and soybeans. Some foliar applications have already been tested on cotton with positive results, and a small amount of work has been done on dry beans with positive results. More than 13 million acres of cotton and almost 80 million acres of soybeans are grown in the United States.

        Field evaluation of GOLD'n GRO 9-0-1 + 7%Zn(zinc) and GOLD'n GRO 9-0-2 + 3%Zn is continuing. GOLD'n GRO 9-0-1 + 7%Zn was introduced in late 2001 for bulk use and GOLD'n GRO 9-0-2 + 3%Zn was introduced for bulk use in early 2004. Large scale usage of GOLD'n GRO 9-0-1 + 7%Zn is demonstrating up to three times greater effectiveness when compared to usage of standard products. Early indications are that GOLD'n GRO 9-0-2 + 3%Zn is comparably effective. Both crop nutrient content and nutrient balance are being improved by use of these products and this demonstrated effectiveness is expected to continue to drive sales growth. These products are used on most crops at a rate of 1 to 8 quarts per acre. We believe that the potential United States market is in the range of 6 to 10 million gallons. These are the products proposed for use in the base liquid "Gallon plus a Quart" nutrition program. If this program were to be completely adapted, the indicted market for the GOLD'n GRO base liquid would be 24 to 40 million gallons.

Expand sales to new territories.

        The GOLD'n GRO products are being sold in Arizona, California, Colorado, Idaho, Nevada, Oregon, Rhode Island, and Washington. Registration of select GOLD’n GRO fertilizers was completed in Idaho, Oregon and Washington during the first quarter of 2005 and sales development is now underway. Two of the GOLD'n GRO products are registered in seven northeastern states and all of the products are registered in New York State and in New Jersey and a distributor has been signed up in New Jersey. Based on our experience to date, meaningful commercial sales can be generated about a year after the introductory sales activities are initiated. Each new geographic area developed will require the same procedural approach.

        The plan for sales expansion in the Urban Markets is to combine advanced liquid fertilizer injection equipment that provides economical, easy use of fertilizers on the consumer’s lawn or garden. The recent addition of two lines of liquid fertilizer injectors to our "e" store is the first step into these markets. A further step in expanding in these markets is to expand the scope of the Massachusetts Photochemical Concentrator sales office to include the GOLD'n GRO fertilizer injector sales development for the Landscape Construction and Maintenance market. This office will assist in developing GOLD'n GRO fertilizer sales relationships with liquid fertilizer injector distributors and will assist in expanding GOLD'n GRO liquid fertilizer sales in the northeastern states. The GOLD'n GRO fertilizer package size being introduced into these markets is the 2.5 gallon bottle which is approximately equivalent in weight and analysis to the 25 pound bags of dry fertilizers typically sold in the big box stores such as The Home Depot and Lowes. Some customers in these markets will also buy product in 55 gallon drums.

Expand the GOLD'n GRO specialty fertilizer product line.

        GOLD'n GRO product development is continuing with two new fertilizers being developed, a high magnesium content liquid fertilizer and a calcium plus magnesium liquid fertilizer. These liquid fertilizers are more complex technology than the other GOLD'n GRO fertilizers and so their development was delayed until the basic line of GOLD'n GRO fertilizers was completed. These products are being evaluated for foliar and soil application in 2005. The high magnesium content product is expected to be available for sale in 2006. Some sales of the calcium plus magnesium product are expected in the second half of 2005.

        A new category of specialty repellent fertilizers that can be sold at higher profit margins than the bulk specialty products is being developed. The GOLD’n GRO Guardian animal repellent fertilizer is an example of this type of specialty fertilizer.

        Investigation of the registration requirements, and development of a marketing plan, for GOLD’n GRO Guardian was completed in 2004. GOLD'n GRO Guardian product registration is expected require a capital investment of $200,000 to $400,000. The consultant team that will be contracted to assist with the registration has advised us that the Federal registration process will take one to two years, and that registration in the individual states will take at least one year after the Federal Registration is received, a total of up to three years. The consultants have advised us that registration in certain states is rapid after the Federal Registration is completed. Because of this, commercial sales in certain states will be possible shortly after the Federal Registration is completed. Both Federal EPA registrations and state registrations must be obtained before commercial sales can be launched. In the second quarter of 2005 we acquired the interest in the GOLD’n GRO Guardian trademark, product rights, and the repelling product formula owned by Mr. Howland Green. We now own 100% of all rights related to GOLD’n GRO Guardian. Mr. Green has become our director and is Northeast Manager for GOLD’n GRO Sales Development.

        Results of the research of the GOLD’n GRO Guardian animal repellent fertilizer has provided a basis for a bird (goose) repellent fertilizer product that will be perfected for small plot field trials and registration after the registration of GOLD’n GRO Guardian is underway. The registration cost and time required is expected to be similar to the budget and time for the GOLD'n GRO Guardian registration.

        The U.S. market for animal repellents is believed to exceed $50 million in annual sales. Products currently in the market have limited effectiveness so there is a real opportunity for a line of systemic products that are effective for several weeks after each application. GOLD'n GRO Guardian small plot tests have shown effectiveness for 8 to 12 weeks and excellent wintertime effectiveness has now been demonstrated in small plot tests.

        The animal repellent/fertilizer market is new for us. The users of this product will be upscale homeowners and commercial and municipal facilities, and commercial nurseries. The deer population is growing rapidly in the northeastern U.S. so the present center of gravity for this product is the northeastern seaboard states. The initial sales center will be in Rhode Island. Markets served will be the commercial landscape, and wholesale and retail nursery and tree nursery segments. There is also a very large potential market for protecting newly planted trees and grape vines. Our consultants believe that registration for use in these applications may be possible. The GOLD'n GRO Guardian line of products is strictly for non-food plant applications, and therefore some of the distribution channels will be different from the channels being developed for GOLD'n GRO fertilizers for which the major uses are food crops. There is a definite possibility that the bird repellent product can be developed for controlled use on fruit and berry crops.

        In March 2005 we completed a marketing agreement with Chemilizer Products, Inc. of Florida to market two of our fertilizer injectors to the landscape maintenance and wholesale and retail nursery markets. The injectors have been added to our "e-store" and will also be marketed through its fertilizer distribution network.

Complete development of and commercialize the new glass/tile products.

        In early 2003 we began a low level of product development for glass and tile formulations and products. During 2003 the first pieces of glass/ceramic tile were produced and proved that the product concept is technically viable.

        When the development of the glass/ceramic tile product line is completed, we achieve the ability to recycle 100 percent of the materials received from customers, including waste that is generated internally during processing of the received materials. We believe that these products will be commercially profitable and that the 100 percent recycling capability will provide the basis for profitable growth for the indefinite future. In 2004 a preliminary market study was prepared and we now believe that the market for specialty floor and wall tile exceeds $1 billion in the United States. Further work on product development will be done in 2006.

Develop and commercialize metal leaching reagents for recovery of silver, gold, and other metals.

        Our development of leaching chemicals for the silver/gold mining industry has been on hold pending completion of the GOLD'n GRO liquid fertilizer development. In 2002 and 2003 a small amount of laboratory testing was performed with the objective of developing technical knowledge of how the liquid photo-chemistry can be used as a leaching agent for metal extraction.

        Development work that will produce the processing know-how needed to adapt our technology to the mining sector, and for processing non-photographic precious metal bearing secondary materials is underway. During 2004, laboratory development of a new leaching reagent and leaching procedures for silver-bearing secondary solid materials was continued. In 2005 this work will be further expanded and a small pilot circuit will be established to chemically process certain categories of silver-bearing solid wastes.

        In the third and fourth quarter of 2004 the new leaching reagent was successfully tested on an iron, zinc, sulfur, and silver bearing material with excellent recoveries of iron and zinc. Insufficient quantities of material were produced to make sulfur recovery feasible, but in prior years, laboratory work on a sulfur leaching reagent was completed and we are confident that the sulfur can be successfully removed. A major cost and technical benefit of this new leaching reagent and leaching technology is that the metal and sulfur enriched leaching solutions can be used as environmentally friendly base liquids for GOLD'n GRO fertilizer production.

        Many of the operational requirements and some of the equipment needed to operate this process have already been proven at a small plant scale which will significantly shorten the time needed to get the technology to a commercially proven status.

        Impurities in the starting material, including the silver, remain in the solid residue. The volume of solids is reduced sufficiently so that the refinery silver production capacity will be tripled once this technology is implemented. Using this approach, the capital investment that would be required to expand silver refinery capacity can be used to expand recycling capabilities while producing substantial operational cost savings for both fertilizer manufacturing and silver refining.

        We believe that it may be possible to adapt the new leaching reagents and leaching procedures for processing other secondary materials and certain types of mine generated products.

Continue facilities expansion and technology development.

        We completed installation and start up of a heat exchange system at our "Beneficial Use Photochemical, Silver, and Water Recycling" plant in Reno, Nevada in the second quarter of 2004. The heat exchange system reduces the time required to manufacture GOLD’n GRO chelated zinc fertilizer products and increases production capacity for these products by five times on a single shift and by up to 12 times during 24 hours of production. Achieving operational status for the heat exchange system has streamlined fertilizer production and reduced manufacturing costs.

        As bulk sales volume increases, the next plant facility expansion project will be to increase tank truck loading capacity. In 2002 we completed construction of a bulk liquid fertilizer tank truck load out module which was expected to handle anticipated growth in demand for the chelated zinc product during the next two years. This load out module has two bulk tanks and can handle shipment of two bulk products. With the introduction of additional bulk products and increased demand for the chelated zinc products, load out capacity for shipment of three more bulk products is needed. Engineering design for this expansion project was completed during the second quarter and the building permit was received in the third quarter. A preliminary construction budget has been prepared and we are seeking financing so that construction can be scheduled. While we believe that we can handle expected growth in 2005 with the existing load-out module, our goal is to get construction of the new load out module completed during the first quarter of 2006.

Acquire established companies and/or their technologies.

        Late in the second quarter of 2004 we initiated review of two possible small business acquisitions. Some review work was completed during the third quarter, but a decision was made to delay further activity until a 3 year financing plan is completed and further financing obtained.

        In the second quarter of 2004 negotiations were undertaken with the co-developer of the GOLD'n GRO Guardian deer repellent fertilizer product to acquire all of the co-developer's product ownership rights. General terms were agreed to and include a provision for the co-developer to serve as a sales manager for the repellent fertilizer products and to become a senior staff horticultural specialist for us. He will also assist in introducing the full line of GOLD'n GRO products into the northeastern states. The general terms of the acquisition were approved by Itronics Board of Directors in the third quarter of 2004. The acquisition was completed in the second quarter of 2005.

Mining Technical Services Division (Whitney & Whitney, Inc.)

        This division is developing a two-part approach to growth:

1.   Continue a low level effort to solicit and perform technical services for mining companies and other businesses or government agencies that have mineral interests or minerals related responsibilities.

2.   "e-commerce" Internet Information Portal-"insidemetals.com".

Plans and status of implementing each of the growth categories is explained in more detail in the following sections.

Ongoing Consulting Services

        During the third quarter of 2004 the sales of the Mining Technical Services (Whitney & Whitney, Inc.) division declined due to winding down of on-going projects and delays related to client financing for new projects that are starting up. Some of the issues related to new client project start up were resolved by the clients during the third quarter of 2004 and the remaining work was completed in early 2005. The technical services satellite consulting office was closed in early May, but certain key staff members have been retained.

"e-commerce" Internet Information Portal-"insidemetals.com".

        During the second quarter of 2004 plans were developed for Internet publication of Mining Company Profiles which will use organizational formats developed by Whitney & Whitney, Inc. and use the Division's extensive Company Annual Report library and related information. Development of this Internet Information Portal will continue until launch of the website, which is expected in August 2005. The plan is to provide certain Mining Company & Mining Industry Profile data via attractively priced on-line subscription and is explained more fully below.

        This Division's core strengths are mining, mineral economics, and technology, and both mining and mineral company, and mining and mineral project development. This Division was the early stage developer of the recycling technology which is now being operated by the Photochemical Fertilizer Division. The Technical Services Division has always operated with a small staff of specialists experienced in economic geology, mining, metallurgy, and mineral economics.

        Historically a core strength is the presentation of mining economics and planning seminars, publication and worldwide distribution of a reference mining economics text, various publications related to mining taxation, mineral market studies, and related high level consulting assignments. In the late 1980's and into the mid-1990's the Technical Services Division was developing a specialty publication under the heading of "Mineral Industry Profiles". This development work was discontinued in the mid-1990's when the mineral industry worldwide suffered a significant economic down turn.

        An improving mining economy, development of the Internet, an emerging shortage of experienced mining professionals, and a great need for accessible summarized mining company and mining sector ore reserve, mineral production, and financial profiles by the investing public has created a renewed opportunity for this publication. The Technical Services Division has a large mining company Annual Report library, an extensive technical and mineral economics reference library and a small staff of experienced mining professionals highly qualified to perform the tasks necessary to complete the development of the "Mineral Industry Profiles" as a Mining and Minerals Industry data resource for all who might have an interest in such information.

        Late in the second quarter 2004 a decision was made to complete development of this publication as an Internet Information Portal subscription offering. The Internet provides an efficient and relatively inexpensive method for globally distributing this type of subscription information through an Information Portal. Early in the third quarter 2004 the ownership rights to the web address "insidemetals.com" were acquired and the consulting services contract with our web page developer was expanded to provide for development for the "insidemetals.com" publication web page. A fast track work plan and schedule was established and much of the technical data compilation work for the first section, "Gold Industry Profiles" has been completed. Development of the web page is advancing and the Division plans to activate "insidemetals.com" for subscriptions in August 2005.

        Our Profiles and the Industry Profiles are limited to producing companies listed on the New York Stock Exchange, the American Stock Exchange, and the NASDAQ. The first metals sector to be profiled is "Gold, Silver, Platinum, Palladium" producers, a total of 33 companies. Profile information includes "Proven and Probable Reserves", "Annual Production", and Annual Financial Statistics. Annual totals for each information category are compiled into segment profiles by Exchange, and then into Industry Profiles for each category of information for all of the listed companies. The primary source for profile information is company SEC filings and our Annual Reports for their Shareholders. After "insidemetals.com" is operational, a set of financial profiles to be updated quarterly will be developed and will be based on Twelve Months Trailing Totals in order to provide a more current status for use between the annual filing of audited financial reports with the SEC.

        Other stock exchange segment data that will be of great interest are market capitalization, annual sales, operating cash flow, net after tax profits, return on equity, and return on assets. These measures are totaled for all three segments and provide a financial profile for the total U.S. publicly registered Gold Company sector. A company presentation system has been developed so that investment attractiveness can also be readily identified. With these measures conveniently available, many types of investment and policy analyses can be conducted, including the impact of proposed government taxation policies on industry profitability.

        Development of this Internet publication provides a long term Information Services platform and a global Information Portal which the Division plans to expand incrementally by adding additional mineral sectors. Itronics believes that this project has the potential to become a major revenue source from attractively priced subscriptions. We anticipate that mining company professionals, all government agencies with minerals related responsibilities, financial industry investment professionals, and the individual investors who have an interest in investing in mining companies but who have limited mineral industry knowledge will benefit from this Information Portal. The market scope for this service is global and is accessible with a "click of a mouse" in all countries of the world through the Internet. Whitney & Whitney, Inc. has contacts throughout the world and expects that the good will generated over a period of more than 25 years will provide market support for this service.

        To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on July 15, 2005 for the sale of (i) $3,250,000 in secured convertible notes and (ii) warrants to buy 3,000,000 shares of our common stock.

        The investors are obligated to provide us with the funds (gross proceeds) as follows:

$250,000 was disbursed on July 15, 2005;

$1,000,000 was disbursed on August 1, 2005, upon receipt by the investors of a certificate representing the pledged shares of Dr. John W. Whitney, our President, as security for repayment of the secured convertible notes in the aggregate amount of 14,550,558 shares pursuant to the Guaranty and Pledge Agreement dated as of July 15, 2005;

$1,000,000 will be disbursed within five days of the filing of the registration statement; and

$1,000,000 will be disbursed within five days of the effectiveness of the registration statement.

        The proceeds received from the sale of the secured convertible notes are being used for business development purposes, working capital needs, pre-payment of interest, payment of finder’s and legal fees and payment of indebtedness.

        The secured convertible notes bear interest at 8%, mature three years from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of (i) $0.10 or (ii) 55% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The full principal amount of the secured convertible notes is due upon default under the terms of secured convertible notes. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.15 per share. In addition, the conversion price of the secured convertible notes and the exercise price of the warrants will be adjusted in the event that we issue common stock at a price below the fixed conversion price, below market price, with the exception of any securities issued in connection with the Securities Purchase Agreement. The conversion price of the secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder’s position. The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights.

        We will still need additional investments in order to continue operations to cash flow break even. Additional investments are being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and the downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

Shareholder Vote Required

APPROVAL OF THE INCREASE IN THE AUTHORIZED SHARE CAPITAL, PURSUANT TO SECTION 4.02 OF THE TEXAS BUSINESS CORPORATION ACT, REQUIRES THE AFFIRMATIVE VOTE OF A TWO THIRDS MAJORITY OF THE SHARES OUTSTANDING THAT ARE ENTITLED TO BE CAST BECAUSE SUCH AUTHORIZATION REQUIRES THE RATIFICATION OF AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION. SUCH AMENDMENT WILL, PENDING STOCKHOLDER APPROVAL, BE FILED WITH THE TEXAS SECRETARY OF STATE PURSUANT TO THE TEXAS BUSINESS CORPORATION ACT. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THIS PROPOSAL 3 TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK TO ONE BILLION.

        If We Fail to Obtain Stockholder Approval to Increase our Authorized Shares of Common Stock, We May be Subject to Various Penalties and Will be in Default of the Securities Purchase Agreement.

        In the event that we are unable to obtain an increase in our authorized common stock, we will be required to pay penalties to the investors of the July 2005 Securities Purchase Agreement and will be in default of the agreement. If we are in default, we will be required to repay the secured convertible notes. If we are required to repay the secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

GENERAL AND OTHER MATTERS

        Management knows of no matters other than the matters described above that will be presented to the Meeting. However, if any other matters properly come before the Meeting, or any of its postponements or adjournments, the person or persons voting the proxies will vote them in accordance with his or their best judgment on such matters.

SOLICITATION OF PROXIES

        The Company will solicit proxies and will bear the costs associated therewith. Solicitations may be made by mail or telephonically. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to beneficial owners of the Company’s Common Stock.

SHAREHOLDER PROPOSALS

        The Board of Directors has not yet determined the date on which the next annual meeting of Stockholders of the Company will be held. Any proposal by a Stockholder intended to be presented at the Company’s next annual meeting of Stockholders must be received at the offices of the Company a reasonable amount of time prior to the date on which the information or proxy statement for that meeting are mailed to Stockholders in order to be included in the Company’s information or proxy statement relating to that meeting.

While you have the matter in mind, please complete, sign and return the enclosed proxy card.

                                                                                                      BY ORDER OF THE BOARD OF DIRECTORS,

                                                                                                     Dr. John W. Whitney, President

APPENDIX A

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

ITRONICS INC.

Pursuant to the provisions of the Texas Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

        FIRST: The name of the Corporation is Itronics Inc.

        SECOND: Article IV of the Corporation's Articles of Incorporation is

                amended by deleting the first paragraph, under the heading

                "SHARES", in its entirety and a new first paragraph is

                substituted therefore which reads as set forth in Exhibit "A"

                attached hereto and incorporated herein by this reference.

        THIRD: The amendment to the Corporation's Articles of Incorporation was adopted by its shareholders on ______________.

        FORTH: (a) The number of shares of record were 196,907,628 shares of common stock.

                (b) The number of shares entitled to vote on the Amendment were

                196,907,628 shares of common stock.

                (c) There were no shares entitled to vote as a class other than the common stock.

        FIFTH: (a) The number of common shares voting for the Amendment were

                _______________, the number of common shares voting against the

                Amendment were ___________, and the number of common shares abstaining were ___________.

                (b) There was no class of shares entitled to vote on the

                Amendment other than the common shares.

        SIXTH: The Amendment did not provide for an exchange, reclassification or cancellation of issued shares.

        SEVENTH: The Amendment did not provide or effect a change in the

                Stated capital.

                                            ITRONICS INC.

                                            By: /S/ Dr. John W. Whitney

                                                Dr. John W. Whitney, President

EXHIBIT "A"

AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

ITRONICS INC.

ARTICLE IV

SHARES

        The total number of shares of capital stock which the Corporation is authorized to issue is to consist of one billion (1,000,000,000) shares of Common Stock, with a par value of one mill ($0.001) per share (the "Common Stock"), and one million (1,000,000) shares of Preferred Stock, with a par value of one mill ($0.001) per share (the "Preferred Stock"). The Board of Directors is authorized to issue the capital stock of the Corporation from time to time in such amounts as the Board of Directors may determine for any purpose allowed by law.